Exhibit 10.1
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ALLIANCE AGREEMENT
for
ENGINEERING, CONSTRUCTION AND PROJECT MANAGEMENT
for the
TRANS-ALLEGHENY INTERSTATE LINE PROJECT
between
TRANS-ALLEGHENY INTERSTATE LINE COMPANY
and
KENNY CONSTRUCTION COMPANY
Dated: February 28, 2007

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LIST OF EXHIBITS AND SCHEDULES
Exhibits
A Alliance Philosophy

B Description of Facilities
Schedules
1.1	Phases

4.13	Interconnection Points

7.4	Key Personnel

7.17	Contractor Required Insurance

9.2	Approved Subcontractors

10.2	Non-Craft Labor Multiplier

10.4	Out-of-Pocket Costs
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Alliance Agreement
for
Engineering, Construction and Project Management
This ALLIANCE AGREEMENT FOR ENGINEERING, CONSTRUCTION AND PROJECT MANAGEMENT, dated as of February 28, 2007, is by and between TRANS-ALLEGHENY INTERSTATE LINE COMPANY (“Owner”), a corporation organized under the laws of the Commonwealth of Virginia and the State of Maryland, and KENNY CONSTRUCTION COMPANY (“Contractor”), a corporation organized under the laws of the State of Illinois.
RECITALS
WHEREAS, based on PJM system requirements and load growth projections, PJM Interconnection, L.L.C. has requested Owner to implement a transmission and substation capacity/reliability upgrade; and
WHEREAS, Owner wishes to engage Contractor, based on its experience and qualifications, to perform the Work associated therewith; and
WHEREAS, the Parties seek to establish a collaborative relationship built upon mutual trust, in which both Parties will utilize their respective strengths and best practices in order that each may achieve its corporate objectives; and
WHEREAS, the Parties intend to observe the principles set forth in Exhibit A; and
WHEREAS, in order to incentivize Contractor to use all commercially reasonable efforts, consistent with Good Utility Practices, to complete the Project no later than the date requested by PJM, but with due regard for cost considerations, Owner is willing to offer Contractor [***].
NOW THEREFORE, in consideration of the undertakings, promises and agreements as set forth herein, Owner and Contractor, each agree as follows:
ARTICLE 1
DEFINITIONS; INTERPRETATION
     1.1 Definitions. For the purpose of this Agreement, the following capitalized terms shall have the meanings set forth below.
     “Acceptable LC Provider” means any bank or financial institution that: (a) has a combined capital and surplus of at least $500,000,000; and (b) has unsecured long-term indebtedness rated at least “A” by S&P and “A-2” by Moody’s.
     “Affiliate” means, with respect to any Person, another Person that directly or indirectly controls, is under common control with, or is controlled by, such Person or any successor thereto. For purposes of this definition, control of a Person shall mean the power, direct or indirect, to: (a) vote fifty percent (50%) or more of the securities having ordinary voting power for the election of the governing body of such Person; or (b) direct
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or cause the direction of the management and policies of such Person, whether by contract or otherwise.
     “Agreement” means this Alliance Agreement for Engineering, Construction and Project Management by and between Owner and Contractor (including all Exhibits and Schedules hereto), as the same may be amended, supplemented or otherwise modified from time to time in accordance herewith.
     “Applicable Laws” means all laws, constitutions, statutes (including Environmental Laws), treaties, judgments, decrees, edicts, codes, orders, rules (including rules applicable to the Transmission Grid), ordinances, regulations and Permits of any Governmental Authority pertaining to the Parties, the Project or the performance of the Work.
     “Approved Subcontractors” means those Persons identified on Schedule 9.2.
     “Authorized Design” has the meaning set forth in Section 3.2.3.
     “Business Day” means any day other than a Saturday, Sunday or federal holiday.
     “Change-in-Law” means any change in, or enactment of, any Applicable Law or official published policy regarding the interpretation or enforcement of any Applicable Law, in either case that takes place after the date of this Agreement and affecting or related to the Work, including the imposition of any new Permit requirements; provided, however, that a change in Applicable Law affecting only a tax payable by Contractor or any other cost of Contractor’s performance hereunder shall not constitute a Change-in-Law.
     “Change Order” means a document issued by Owner pursuant to Article 16, setting forth adjustments to the scope of Work.
     “Claim” means any liability, claim, suit, demand, penalty, action, cause of action, lien, cost (including attorney’s fees), expense, loss, damage or judgment.
     “Commissioning” means the process of verifying the safety, reliability and performance of the Project.
     “[***]” has the meaning set forth in Section 13.4.1.
     “[***Date]” means [***], as such date may be extended pursuant to Section 13.4.2.
     “[***]” means the amount of [***].
     “Confidential Information” has the meaning set forth in Section 27.1.1.
     “Construction Services” has the meaning set forth in Section 2.2(b).
     “Contractor” has the meaning set forth in the preamble to this Agreement.
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     “Contractor Default” has the meaning set forth in Section 21.1.
     “Contractor Indemnitees” has the meaning set forth in Section 18.1.2.
     “Contractor Lien” means any claim, lien, charge or encumbrance on the Project Real Property, the Facilities or any part thereof or interest therein in favor of Contractor, any Subcontractor or any of their respective employees, laborers, materialmen or other suppliers of goods or services.
     “Contractor Permits” means all Permits other than Owner Permits.
     “Contractor Personnel” means all of Contractor’s employees performing any portion of the scope of Work (but excluding any Subcontractors and their respective employees).
     “Contractor Procured Materials” has the meaning set forth in Section 5.1.2.
     “Contractor Required Insurance” has the meaning set forth in Section 7.17.1.
     “Craft Labor Costs” means, with respect to any period, the non-duplicative charges assessed by Contractor for the use of Contractor Personnel who perform craft labor Work in accordance with the terms of this Agreement, as approved by Owner pursuant to Section 10.3.
     “Dedicated Personnel” means any Contractor Personnel who are dedicated to performing the Work.
     “Delayed Facilities” has the meaning set forth in Section 13.4.2.
     “Direct Supplier” means any Person providing any Owner Procured Materials to Owner.
     “Dollar” and “$” means the lawful currency of the United States of America.
     “Emergency” has the meaning set forth in Section 4.10.
     “Engineering Services” has the meaning set forth in Section 2.2(a).
     “Environmental Laws” means any applicable local, state or federal law regulating the use, storage, transportation or disposal of hazardous or toxic materials, including without limitation the Resource Conservation and Recovery Act, as amended (42 U.S.C. §§ 6901 et seq.), the Comprehensive Environmental Response, Compensation, and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. §§ 9601 et seq.), the Clean Air Act, as amended (42 U.S.C. §§ 7401 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), the Clean Water Act (33 U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), the Uranium Mill Tailings Radiation Control Act (42 U.S.C. §§ 7901 et seq.), the Federal Insecticide, Fungicide and
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Rodenticide Act (7 U.S.C. §§ 136 et seq.) and the amendments, regulations, orders, decrees, Permits or licenses now or hereafter promulgated or issued under any of the foregoing.
     “Facilities” means all of the equipment, material, installations and facilities comprising the Trans-Allegheny Interstate Line project, as described in Exhibit B, including: (a) two new substations, consisting of the Prexy 500/138kV step-down substation located near Washington, Pennsylvania and the 502 Junction 500kV switchyard step-down substation located near Mt. Morris, Pennsylvania; (b) approximately 210 miles of 500 kV overhead transmission lines to be installed between the proposed Prexy Substation and a point to the east of the existing Meadow Brook Substation where it will interconnect with a Dominion Virginia Power transmission line; (c) three overhead radial 138 kV lines running from the proposed Prexy Substation to each of (i) the existing Manifold-Houston 138kV transmission line, (ii) the existing Washington-Charleroi transmission line, and (iii) the existing Cecil-Peters 138kV transmission line; (d) an expansion of the existing Meadow Brook Substation; and (e) such other facilities as are described in Exhibit B.
     “FERC” means the Federal Energy Regulatory Commission.
     “Field Office” means an office facility to be established by Contractor to monitor and supervise the Work at a site in northern West Virginia mutually acceptable to the Parties.
     “Final Completion” means the achievement of the following conditions: (a) Contractor shall have achieved Substantial Completion; (b) Contractor shall have completed all Punch List items in accordance with this Agreement; (c) Contractor shall have delivered to Owner the Project Design Book; and (d) Contractor shall have delivered to Owner written certification, executed by an officer of Contractor, that the conditions set forth in clauses (a) through (c) have been satisfied.
     “Force Majeure” means any event that: (a) renders a Party unable to comply with its obligation under this Agreement; (b) is beyond the reasonable control of the affected Party; (c) does not result from the fault, negligence or intentional act of the affected Party or such Party’s failure to comply with Applicable Laws or Good Utility Practices; and (d) could not have been avoided by the affected Party through the exercise of proper diligence including the expenditure of reasonable monies and/or taking reasonable precautionary measures, including (to the extent that such events satisfy the foregoing criteria), the following:
(i)	acts of God or the public enemy;

(ii)	expropriation or confiscation of facilities;

(iii)	war, terrorism, rebellion, sabotage or riot;

(iv)	floods;
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(v)	fires, explosions, hurricanes, tornados, microbursts or other natural catastrophes;

(vi)	actions or inaction of Governmental Authorities that render(s) illegal performance required in connection with the Work;

(vii)	strikes and other concerted acts of workers;

(viii)	a Change-in-Law;

(ix)	delays in the delivery of Owner Procured Materials;

(x)	underground conditions at, on or under the Project Real Property that Contractor could not reasonably anticipate, including the existence of Hazardous Substances or archaeological materials;

(xi)	extraordinary delays by Governmental Authorities in issuing Permits;

(xii)	unreasonable delays by Owner in applying for Owner Permits for reasons other than Contractor’s failure to satisfy its obligations under this Agreement;

(xiii)	delays by Governmental Authorities in granting right of entry onto Project Real Property beyond the time periods specified in the Project Schedule;

(xiv)	injunctions issued by Governmental Authorities; and

(xv)	operating conditions on the Transmission Grid that restrict outages, testing or access properly scheduled in accordance with the requirements of the Transmission Grid operator;
     provided, however, that Force Majeure shall not include:
(A)	lack of finances;

(B)	strikes or labor disturbances limited to a single employer performing any of the Work, unless, as a result of any such strike or labor disturbance, there is no other Person capable and reasonably available to Contractor to perform such Work;

(C)	shortages or price fluctuations with respect to Contractor Procured Material;

(D)	late delivery of Contractor Procured Material, except to the extent caused by an event that would otherwise constitute a Force Majeure;

(E)	economic hardship;
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(F)	shortages of manpower, except to the extent caused by an event that would otherwise constitute a Force Majeure;

(G)	delay or failure to perform of a Subcontractor, except to the extent caused by an event that would otherwise constitute a Force Majeure;

(H)	machinery or equipment breakdown, except to the extent caused by an event that would otherwise constitute a Force Majeure;

(I)	unavailability at the Work Site of necessary water and other utilities, except to the extent caused by an event that would otherwise constitute a Force Majeure; or

(J)	flaws in any design, drawing or technical specifications requiring Contractor to re-design or re-engineer any portion of the Facilities.
     “GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.
     “Good Utility Practices” means those practices, methods and standards that, in the exercise of reasonable and prudent judgment by an electric utility company designing, installing, constructing and operating high-voltage, interstate electric transmission lines in the United States, based on the facts known or which reasonably should have been known at the time a decision was made, would have been expected to efficiently accomplish the desired result in a manner that: (a) is consistent with Applicable Laws and standards generally utilized in projects similar to the Project; (b) makes due consideration for reliability, safety and protection of equipment; and (c) is consistent with manufacturers’ recommendations and warranties.
     “Governmental Authority” means any Federal, state, municipal, foreign, governmental or quasi-governmental ministry, department, court, commission, board or agency in any jurisdiction having authority over Owner, Contractor, Direct Suppliers, Subcontractors or the Project.
     “Hazardous Substance” means asbestos or any substance containing asbestos, polychlorinated biphenyls, radioactive materials, pollutants, contaminants, infectious wastes, any petroleum or petroleum-derived waste or product or related materials and any items defined as hazardous, special or toxic materials, substances or waste under any Environmental Laws.
     “Indemnitee” means an Owner Indemnitee or a Contractor Indemnitee, as applicable.
     “Initial Project Schedule” means a schedule for performance of the Work identifying, at a minimum, major elements of Work associated with each Phase and the Management Fee Milestones.
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     “Interest Rate” means an annual rate of interest equal to the lesser of: (a) the “[***]” as published in The Wall Street Journal under the caption “Money Rates” in effect on the date a payment hereunder is due [***]; and (b) the maximum rate of interest permitted by Applicable Laws.
     “Labor Costs” means Craft Labor Costs and Non-Craft Labor Costs.
     “Lender” means any lender or institution providing or guaranteeing financing or refinancing to Owner or any Affiliate of Owner in connection with the Project, and any agent, consultant, advisor, counsel, consulting engineer or trustee therefor.
     “List of Materials” has the meaning set forth in Section 5.1.1.
     “Major Subcontractor” shall mean any Subcontractor that is party to one or more Subcontracts expected to cost more than One Hundred Thousand Dollars ($100,000) in the aggregate.
     “Management Fee” means [***]; provided, however, that if the Target Cost (including an amended Target Cost pursuant to a Change Order) [***], the Management Fee shall be [***].
     “Management Fee Milestone” means each event, the satisfaction of which is a condition to payment of a portion of the Management Fee, all of which Management Fee Milestones shall be identified in the Management Fee Payment Schedule.
     “Management Fee Payment Schedule” means the schedule of Management Fee Milestones.
     “Material Milestone” means each milestone designated as a “Material Milestone” in the Project Schedule.
     “Moody’s” means Moody’s Investors Service, Inc., a division of Moody’s Corporation, or any successor thereto.
     “Non-Craft Labor Costs” means, with respect to any period, the actual cost to Contractor for Contractor Personnel performing non-craft labor Work, as determined in accordance with the terms of this Agreement.
     “Non-Craft Labor Multiplier” means, with respect to non-craft Contractor Personnel, the factor by which the average salaries or wages of such personnel must be multiplied to result in Contractor’s total cost of employing such personnel (but excluding any profit), as further described in Section 10.2.
     “Non-Craft Labor Rates” means, with respect to non-craft Contractor Personnel, the actual, unburdened salaries or wages of such personnel (without any profit component) calculated on an hourly basis (based on 2,080 working hours).
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     “Notice of Final Completion” means the notice issued by Owner confirming that Contractor has completed the conditions of Final Completion.
     “Notice of Substantial Completion” means the notice issued by Owner confirming that Contractor has completed the conditions of Substantial Completion.
     “Out-of-Pocket Costs” means the reasonable and documented out-of-pocket costs incurred by Contractor to perform the Work in accordance with the terms of this Agreement, including amounts paid: (a) to Subcontractors; (b) to purchase Contractor Procured Materials; (c) applicable per diems for Contractor Personnel; and (d) for other items identified in Schedule 10.4; provided, however, that (i) Out-of-Pocket Costs shall not include any overhead or general and administrative costs charged by Contractor related thereto or costs incurred by Contractor with respect to defective or non-conforming Work, and (ii) Contractor shall take advantage of, and credit toward Reimbursable Costs, all cash and trade discounts, refunds, rebates, freight allowances, annual volume and other allowances, credits, salvages and commissions to which Contractor is entitled in connection with Out-of-Pocket Costs.
     “Owner” has the meaning set forth in the preamble to this Agreement.
     “Owner Additional Insureds” means Allegheny Energy Service Corporation, Monongahela Power Company, The Potomac Edison Company and West Penn Power Company.
     “Owner Default” has the meaning set forth in Section 21.3.
     “Owner Indemnitees” has the meaning set forth in Section 18.1.1.
     “Owner Nominee” means any Person, including a Lender, financial advisor, technical advisor, inspector, outside auditor, consultant or expert, nominated in writing by Owner from time to time to assist or advise Owner or a Lender in connection with the Project.
     “Owner Permits” has the meaning set forth in Section 7.7.1.
     “Owner Procured Materials” has the meaning set forth in Section 5.1.2.
     “Owner Reimbursed Insurance” has the meaning set forth in Section 7.17.3.
     “Owner Representative” has the meaning set forth in Section 8.2.
     “Party” means Owner or Contractor and “Parties” means Owner and Contractor.
     “Payment Act” means the Contractor and Subcontractor Payment Act, title 73 Pa. Stat. Ann. §§501-516.
     “Permit” means any permit, license, authorization, consent, decree, waiver, privilege, approval, exemption from, filing with and notice to, any Governmental
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Authority required in connection with: (a) the development of the Project; (b) the engineering, construction, installation, operation or ownership of the Facilities; and/or (c) the performance of the Work, regardless of whether such permits, licenses, authorizations, consents, decrees, waivers, privileges, approvals, exemptions, filings or notices are required to be obtained, maintained or filed in the name of Owner or Contractor, and which Permits shall include (i) professional board certifications and licenses, and (ii) all required approvals of the Authorized Design.
     “Person” means any individual, partnership, corporation, association, business, trust, limited liability company, Governmental Authority or other legal entity.
     “Phase” means each discreet segment of the Facilities to be constructed by Contractor, as identified on Schedule 1.1.
     “PJM” means PJM Interconnection, L.L.C.
     “PJM Extended Deadline” has the meaning set forth in Section 13.4.3.
     “PJM Extended Deadline [***]” means, if there are Savings as of Final Completion, [***].
     “Procurement Management Services” has the meaning set forth in Section 2.1(c).
     “Procurement Plan” has the meaning set forth in Section 5.1.5.
     “Progress Report” has the meaning set forth in Section 7.14.
     “Prohibited Lien” means any Contractor Lien other than a Contractor Lien based on Owner’s continuing failure to pay any amount claimed by Contractor to be owed pursuant to this Agreement and not disputed in good faith by Owner.
     “Project” means: (a) the acquisition of the Project Real Property; (b) the procurement of the Project Materials; and (c) the engineering, design, permitting, construction, testing and Commissioning of the Facilities.
     “Project Budget” has the meaning set forth in Section 11.1.1.
     “Project Design Book” means the compilation, both in electronic and hard copy format, of documents, drawings and information which reflects the final Project specifications and design, including “as built” design, engineering and construction documents, as certified by the Project Manager on behalf of the Contractor as being true, complete and correct.
     “Project Manager” has the meaning set forth in Section 7.3.
     “Project Materials” means Owner Procured Materials and Contractor Procured Materials, in the aggregate.
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     “Project Real Property” means the rights-of-way, easements and other real property interest on which the Facilities are to be located, including any rights-of-way, easements and other real property interests necessary for access to the Facilities.
     “Project Release” has the meaning set forth in Section 2.1.
     “Project Schedule” has the meaning set forth in Section 11.2.1.
     “Project Workshop” has the meaning set forth in Section 2.3.1.
     “Proprietary Information” has the meaning set forth in Section 26.1.
     “Punch List” has the meaning set forth in Section 13.2.1.
     “Punch List Security Amount” means an amount equal to [***] of the reasonably estimated cost of completing the Work set forth on the Punch List, determined by Contractor or, at Owner’s option, an independent engineering and construction firm retained by Owner.
     “Real Property Acquisition Costs” means the aggregate cost incurred by Owner to acquire all Project Real Property.
     “Real Property Management Services” has the meaning set forth in Section 2.2(d).
     “Real Property Plan” has the meaning set forth in Section 6.2.1.
     “Reimbursable Costs” means, subject to the limitations set forth in Section 10.5.3, all Out-of-Pocket Costs and Labor Costs.
     “Replacement Contractor” means any Person other than Contractor retained by Owner to perform some or all of the Work following Contractor’s failure to perform such Work.
     “Retention” has the meaning set forth in Section 10.7.1.
     “Retention Amount” has the meaning set forth in Section 10.7.1.
     “Retention Letter of Credit” means an irrevocable, stand-by letter of credit in form and substance acceptable to Owner issued by a financial institution acceptable to Owner, as further described in Section 10.7.2.
     “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or any successor thereto.
     “Safety Standards” has the meaning set forth in Section 4.8.1.
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     “Savings” means the positive difference, if any, as of Final Completion, between: (a) the Target Cost; and (b) the sum of (i) Reimbursable Costs actually incurred by Owner pursuant to this Agreement, plus (ii) the amount of the Management Fee, plus (iii) [***].
     “[***]” means, in the event there are Savings, [***] of such Savings and [***] of any additional Savings; provided, however, that [***].
     “[***]” means [***].
     “[***]” means the [***].
     “Services” means Engineering Services, Construction Services, Procurement Management Services and Real Property Management Services.
     “Steering Committee” has the meaning set forth in Section 12.1.
     “Subcontract” means any contract, agreement, purchase order or obligation between Contractor and any Subcontractor.
     “Subcontractor” means any Person retained by Contractor to supply Contractor Procured Materials or perform any portion of the Work on behalf of Contractor.
     “Substantial Completion” means the achievement of the following conditions: (a) Contractor shall have completed the Work to the extent required for the safe, reliable and continuous operation of the Facilities consistent with Good Utility Practices and all Applicable Laws; (b) Contractor shall have completed testing and Commissioning of the Facilities; (c) Contractor shall have delivered equipment documentation, start-up procedures and any special tools necessary to support continued operation of the Facilities; (d) the Facilities shall be energized and commercially operable; and (e) Contractor and Subcontractors shall have delivered duly executed lien waivers and Contractor shall have delivered a duly executed indemnity against Subcontractor liens relating to the Work, each in form and substance reasonably acceptable to Owner and Contractor.
     “Substantial Completion Date” means the date on which Substantial Completion occurs.
     “Target Cost” means the sum of: (a) the total estimated Reimbursable Costs projected to be incurred by Owner, as estimated by Contractor; plus (b) the amount of the Management Fee; plus (c) the [***], which Target Cost shall not be subject to change for any reason other than pursuant to a Change Order.
     “Target Cost Delivery Date” means April 15, 2007.
     “Transmission Grid” means the high-voltage electric transmission system with which the Facilities will be directly interconnected, including transmission facilities owned and/or operated by Allegheny Power, Dominion Virginia Power and PJM Interconnection, Inc.
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     “Unrestricted Information” means any information disclosed by one Party to the other Party that: (a) is or becomes part of the public domain without fault of the receiving Party; (b) was received by the receiving Party from a Person under no obligation to the disclosing Party with respect to maintaining the confidentiality thereof; or (c) was already in the receiving Party’s possession and not subject to confidentiality restrictions at the time the information was made available by the disclosing Party.
     “Warranty Period” has the meaning set forth in Section 15.2.
     “Work” means the engineering, procurement, construction, management, testing, Commissioning and other services and activities necessary to design, install and commission the Facilities in accordance with Good Utility Practices, including the Engineering Services, the Construction Services, the Procurement Management Services and the Real Property Management Services and the completion of the Punch List.
     “Work Site” means the Project Real Property, the Field Office, any laydown areas and storage yards required or used in connection with the Work and all access roads, rights-of-way and easements used by Contractor, Subcontractors and their respective employees, agents, representatives and invitees in respect thereto.
     1.2 Interpretation. The following rules of construction shall apply when interpreting this Agreement:
(a)	all references in this Agreement to Articles, Sections, Exhibits and Schedules refer to Articles, Sections, Exhibits and Schedules of this Agreement unless expressly provided otherwise;

(b)	the headings appearing in this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language contained herein;

(c)	the terms “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof” and terms of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited and the term “this Section” refers only to the Section hereof in which such words occur;

(d)	the word “including” (in its various forms) means “including without limitation”;

(e)	pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender;

(f)	unless the context otherwise requires, all defined terms contained herein shall include the singular and plural;

(g)	each Exhibit and Schedule hereto is incorporated into this Agreement by reference as if such Exhibit or Schedule were set forth in its entirety herein;
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provided, however, that if any conflicts exist between Exhibit A and the remainder of this Agreement, such conflict shall be resolved in favor of the remainder of this Agreement; and

(h)	no term of this Agreement shall be construed in favor of, or against, a Party as a consequence of one Party having had a greater role in the preparation or drafting of this Agreement, but shall be construed as if the language were mutually drafted by both Parties with full assistance of counsel.
ARTICLE 2
SCOPE OF WORK; PROJECT WORKSHOP
     2.1 Project Releases. Contractor may elect to describe specified portions of the Work through written documentation (each, a “Project Release”). Project Releases shall specify, among other things, specific Contractor Procured Materials to be purchased, other portions of the Work to be executed and the date(s) that such Work is scheduled to be completed, all in accordance with the Project Schedule. The specific form of the Project Release shall be developed during the Project Workshop. Project Releases shall not affect, in any way, Contractor’s obligations to perform all the Work in accordance with the terms of this Agreement.
     2.2 Scope of Work. Contractor shall perform the following services:
(a)	structural and design engineering for the Facilities, as described further in Article 3 (the “Engineering Services”);

(b)	construction of the Facilities, as described further in Article 4 (the “Construction Services”);

(c)	management of the procurement of Project Materials, as described further in Article 5 (the “Procurement Management Services”); and

(d)	management of the acquisition of the Project Real Property, as described further in Article 6 (the “Real Property Management Services”).
     2.3 Project Workshop.
     2.3.1 Promptly after execution of this Agreement, Owner and Contractor shall schedule a series of meetings (the “Project Workshop”) to be attended by qualified representatives of Owner, Contractor and proposed major Subcontractors designated by Contractor and approved by Owner. The purpose of the Project Workshop shall be to jointly develop an alliance culture, a Project execution plan, to exchange information and to develop working protocols and other policies and procedures deemed necessary or desirable for the efficient and timely prosecution of the Work.
     2.3.2 The Project Workshop shall be divided into functional working groups and shall take place at Owner’s corporate offices or another mutually agreeable location.
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     2.3.3 At the Project Workshop, Contractor shall present to Owner, for Owner’s review, comment and approval:
(a)	a proposed drug testing plan;

(b)	proposed Safety Standards;

(c)	a proposed environmental orientation program;

(d)	a preliminary Procurement Plan and preliminary List of Materials;

(e)	preliminary man-hour and labor cost estimates for Engineering Services, Construction Services, Procurement Management Services and Real Property Management Services;

(f)	proposed Field Office locations;

(g)	a preliminary Real Property Plan; and

(h)	the identity of proposed survey and geotechnical Subcontractors.
2.3.4	At the Project Workshop, the Parties shall agree on:
(a)	the Initial Project Schedule;

(b)	the Management Fee Payment Schedule;

(c)	a Project execution plan;

(d)	forms for monthly invoices, weekly and monthly reports, and cost control reporting;

(e)	protocols, meeting schedules and procedures for the Steering Committee;

(f)	detailed rules for Real Property Management Services, including rules of engagement with landowners, procedures for payment of landowners, access rules, record-keeping requirements, training of agents on how to respond to questions concerning the Project, manpower projections and preliminary plans for initiating Real Property Management Services;

(g)	engineering standards that require development prior to starting detailed engineering; and

(h)	the identity of the Project Manager and Owner Representative.
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     2.3.5 The Project Workshop shall include any discussions necessary to permit Contractor to prepare the Project Budget and a responsibilities matrix.
     2.3.6 No later than fourteen (14) days after completion of the Project Workshop, Contractor shall provide Owner with a written report on all material decisions made and agreements reached at the Project Workshop, which report, once acceptable to Owner, shall be confirmed in writing by Owner.
     2.3.7 Costs incurred by Contractor and Subcontractors in connection with their participation in the Project Workshop shall constitute Reimbursable Costs.
     2.4 Target Cost. No later than the Target Cost Delivery Date, Contractor shall notify Owner in writing of the Target Cost. Such notice shall include a line item breakdown of the Target Cost in a form reasonably acceptable to Owner.
     2.5 Special Termination Right. If: (a) [***]; or (b) the Parties have been unable to agree on any of the matters set forth in Section 2.3.4(a) through (c), Owner shall have the unilateral right, exercisable by written notice delivered to Contractor no later than ninety (90) days after Target Cost Delivery Date, to terminate this Agreement. In the event Owner terminates the Agreement pursuant to this Section 2.5, Owner’s sole liability pursuant to this Agreement shall be to pay Contractor: (i) all Reimbursable Costs incurred through the date of termination; (ii) reasonable demobilization costs incurred by Contractor and Subcontractors; and (iii) expenses incurred to terminate Subcontracts. Upon any termination pursuant to this Section 2.5, Contractor shall submit to Owner an invoice detailing all Reimbursable Costs incurred through the date of such termination. Such invoice shall separately identify applicable taxes (including sales, gross receipts and business and occupation taxes) and shall be accompanied by: (A) copies of receipts or other evidence reasonably satisfactory to Owner documenting such Reimbursable Costs, including evidence of hours worked by Contractor Personnel; and (B) lien waivers in form and substance reasonably acceptable to Owner with respect to all Work performed, executed by Contractor and each Subcontractor performing such Work. Any amounts owed by Owner pursuant to this Section 2.5 shall be due to Contractor thirty (30) days after Owner’s receipt of such invoice.
ARTICLE 3
ENGINEERING SERVICES
     3.1 Preliminary Engineering. No later than the deadline(s) set forth in the Project Schedule, Contractor shall engage Subcontractors to prepare surveys, environmental analyses and reports, soils and subsurface studies and preliminary phase I engineering design services related to the Project Real Property.
     3.2 Design of Facilities.
     3.2.1 Contractor shall design the Facilities, including the specification of all materials and equipment to be incorporated therein, in accordance with Good Utility Practices and any other requirements of Owner as communicated in writing to Contractor.
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     3.2.2 Contractor shall submit initial design drawings for review by Owner by the deadline(s) set forth in the Project Schedule. Contractor shall cause the Subcontractor that prepared such drawings to make its offices (or another mutually agreeable location) available to Owner to review such drawings and Owner shall review such drawings at such offices or other location and provide comments thereon, if any, to Contractor no later than ten (10) Business Days after Owner’s receipt of notice that such drawings are available for review. No later than ten (10) Business Days after Contractor’s receipt of comments from Owner, Contractor shall provide revised design drawings incorporating Owner’s comments. This process shall be repeated until the design drawings are accepted by Owner.
     3.2.3 No later than thirty (30) days after Owner’s acceptance of the design drawings, Contractor shall provide detailed construction drawings of the Facilities and make such drawings available to Owner for review and comment. Owner shall review such drawings and provide comments thereon, if any, to Contractor no later than ten (10) Business Days after Owner’s receipt of notice that such drawings are available for review. No later than ten (10) Business Days after receipt of comments from Owner, Contractor shall provide revised construction drawings incorporating Owner’s comments. This process shall be repeated until the construction drawings are accepted by Owner (such drawings, once accepted, the “Authorized Design”).
     3.2.4 All engineering design drawings shall be prepared using Microstation or PLS CADD software and provided to Owner in hard copy and electronic formats.
     3.2.5 Notwithstanding anything to the contrary set forth herein, no review, comment or acceptance by Owner of or on any design or engineering performed by Contractor shall: (a) release Contractor from responsibility with respect to any design or engineering Work or any requirements regarding any specifications set forth therein; (b) be taken as approval of any engineering or design; or (c) release Contractor from liability resulting from errors or omissions related to faulty design.
     3.3 Site Conditions. Contractor shall conduct core borings on the Project Real Property as shall be reasonably necessary or appropriate based on Good Utility Practices. Contractor shall design the Facilities having full regard for the actual ground conditions existing at the Project Real Property.
     3.4 Incidental Engineering. Contractor shall be responsible for any engineering necessary to facilitate the transportation and delivery of equipment and materials in connection with the Work, including the transportation and delivery of Owner Procured Materials and Contractor Procured Materials to the Work Site.
     3.5 Access to Design Information. Contractor shall furnish Owner with copies of detail and working drawings, specifications, engineering calculations and other documents prepared in connection with the engineering and design of the Facilities, and Contractor shall provide Owner and Owner Nominees with access at reasonable times to design and engineering methods, calculations and data used in performing the Engineering Services. Without limiting the generality of the foregoing requirements, Contractor shall promptly provide Owner with copies of
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the most recent design drawings, specifications and other documents produced, created or used in connection with the Project or pursuant to this Agreement, including those which have been produced, created or used by Subcontractors, in a medium (e.g., disk, magnetic tape, network direct transfer, etc.) approved by Owner.
ARTICLE 4
CONSTRUCTION SERVICES
     4.1 Scope of Construction Services. Contractor shall perform all work necessary or appropriate to carry out and complete the construction, installation, testing and Commissioning of the Facilities in accordance with the Authorized Design and the terms of this Agreement and the performance of all warranty obligations hereunder. Contractor shall construct the Facilities (and ensure that the Facilities are constructed) in conformance with the Authorized Design.
     4.2 Site Conditions.
     4.2.1 Contractor shall build the Facilities having full regard for the actual ground conditions existing at the Project Real Property, regardless of whether such conditions are discovered before or after the date of this Agreement, the Project Workshop or the issuance of the Authorized Design.
     4.2.2 Contractor shall prepare and, if necessary, make improvements to the Project Real Property for construction and installation of the Facilities, including clearing, grubbing, introducing and removing fill, leveling, compacting and draining.
     4.3 Environmental Protection.
     4.3.1 Contractor shall be responsible for ensuring that the Work complies in all respects with Applicable Laws regarding protection of the environment and archaeological and cultural resources, including Environmental Laws. Contractor shall ensure that no Hazardous Substances introduced by Contractor, Subcontractors or any of their respective employees, agents, representatives or invitees is released at, on or under the Work Site. Contractor shall promptly notify Owner of the discovery of any Hazardous Substances at, on or under the Work Site.
     4.3.2 Contractor shall be responsible for all Hazardous Substances brought onto or generated at the Work Site in connection with the Work, including the proper permitting, removal and disposal of all such Hazardous Substances in accordance with Applicable Laws. Without limiting the generality of the foregoing, Contractor shall implement, and ensure that all Subcontractors implement, procedures to minimize the generation of Hazardous Substances. These procedures shall include, at a minimum, process substitution, materials recovery, and continued product use. When reasonably possible, Contractor shall select less toxic alternatives to minimize the generation of Hazardous Substances.
     4.3.3 In the event Contractor discovers any Hazardous Substances at, on or under the Work Site, Contractor shall: (a) promptly cease work in the affected area and
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direct all Contractor Personnel and Subcontractors not to remove or further disturb such Hazardous Substances; (b) promptly notify Owner of such discovery; and (c) use all reasonable efforts to mitigate the effects of any such discovery; provided, however, that except as provided in Section 4.3.4, Contractor shall not be required to remediate Hazardous Substances at, on or under the Work Site except as expressly provided for in this Agreement.
     4.3.4 In the event Contractor discovers any Hazardous Substances at, on or under the Work Site which Contractor is not otherwise obligated to remediate under the terms of this Agreement, Owner may authorize Contractor to perform any necessary remediation in accordance with Applicable Laws, in which case, Contractor shall (directly or through one or more Subcontractors) remediate such Hazardous Substances in accordance with Applicable Laws; provided, however, that if the anticipated cost of the remediation is in excess of [***], Contractor may request that Owner directly retain one or more third parties to perform such remediation directly on behalf of Owner, in which case: (a) Contractor shall provide Owner with the names of qualified Persons to evaluate and/or perform such remediation; and (b) Contractor shall provide any Persons retained by Owner to perform such remediation access to the applicable Work Site, inform such Persons of the Safety Standards and monitor such Persons’ compliance therewith.
     4.3.5 Contractor shall provide Owner with a list of any Hazardous Substances to be installed or otherwise incorporated into the Project or used in performing the Work. Contractor shall not, nor shall Contractor permit any Subcontractor, directly or indirectly, to: (a) bring any other Hazardous Substances on the Work Site; or (b) permit the manufacture, storage, transmission or presence of any Hazardous Substances over, on or under the Work Site except in accordance with Applicable Laws. Contractor shall maintain a log of all Hazardous Substances, including their quantity, locations and place of disposal, and provide copies of such log to Owner upon request.
     4.3.6 Contractor shall be fully liable for any Work Site contamination caused by the negligence or willful misconduct of Contractor, Subcontractors and their respective employees, agents, representatives and invitees with respect to Hazardous Substances discovered at, on or under the Work Site. Without limiting Contractor’s obligations pursuant to Section 18.2, Contractor shall be obligated to remediate, in accordance with all Applicable Laws, any Hazardous Substances introduced or released by Contractor, Subcontractors, their subcontractors at any level or any of their respective employees, agents, representatives or invitees at, on or under the Work Site. Contractor shall not be liable for Hazardous Substances not released by Contractor or its Subcontractors.
     4.4 Archeological Materials. In the event Contractor discovers any archaeological materials at, on or under the Work Site, Contractor shall: (a) promptly cease work in the affected area and direct all Contractor Personnel and Subcontractors not to remove or further disturb such archaeological materials; (b) promptly notify Owner of such discovery; and (c) exercise all commercially reasonable efforts, consistent with Applicable Laws, to protect such archaeological materials.
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     4.5 Commissioning. Contractor shall be responsible for Commissioning, testing and turning over to Owner fully operational Facilities. Without limiting the generality of the foregoing, Contractor shall perform all tasks necessary for start-up, testing and Commissioning of the Facilities, including: (a) performing all inspection, testing, operations and other tasks inherent in Commissioning in accordance with Good Utility Practices and equipment manufacturers’ procedures; and (b) providing qualified, equipped and competent personnel to execute tasks as described in this Agreement and the Project Schedule.
     4.6 Construction Management. Contractor shall manage the construction, installation, inspection, storage, testing and Commissioning of materials and equipment comprising, or necessary for the operation of, the Facilities through the Final Completion Date, all in accordance with Good Utility Practices and otherwise as necessary for the timely completion of the Work in accordance with the Project Schedule. Contractor shall be solely responsible for all construction means, methods, techniques, sequences, procedures, safety and security programs in connection with the performance of the Work.
     4.7 Scheduling. Contractor shall perform all scheduling activities necessary or advisable in connection with the performance of the Work, including scheduling and coordinating outages of the Facilities in accordance with Applicable Laws.
     4.8 Health and Safety.
     4.8.1 Contractor shall be responsible, until Final Completion, for assuring the health, safety and protection of all Persons while at the Work Site or otherwise performing or inspecting the Work. Without limiting the generality of the foregoing, Contractor shall develop, implement, comply with and monitor compliance with a quality assurance program, a construction safety program, a fire protection program, an accident prevention program and any other programs (collectively, “Safety Standards”) necessary to: (a) comply with all Applicable Laws, including laws pertaining to health and safety; and (b) satisfy, at a minimum, the policies and procedures set forth Owner’s 2006 Safety Manual, a copy of which has been provided by Owner to Contractor. Without limiting the generality of the foregoing, Contractor shall: (i) erect and maintain reasonable safeguards for the protection of equipment, workers and the public, including first-aid facilities at the Work Site; and (ii) exercise reasonable efforts to eliminate or abate all reasonably foreseeable safety hazards created by, or otherwise resulting from, performance of the Work.
     4.8.2 Owner may, at any time during performance of the Work, conduct a compliance audit with respect to the Safety Standards. In the event such audit demonstrates non-compliance with any aspect of the Safety Standards, Owner may notify Contractor of such non-compliance and Contractor shall promptly undertake appropriate remedial action.
     4.8.3 Contractor shall: (a) promptly notify Owner in writing of all accidents, injuries and near-misses to the Owner Representative, including providing reasonable back-up documentation with respect thereto; (b) promptly notify Owner in writing of any non-compliance with the Safety Standards; and (c) provide Owner with written monthly
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health and safety reports, which reports shall be in form and substance acceptable to Owner.
     4.9 Cleanup. Contractor shall at all times keep the Work Site free from waste materials and rubbish. As soon as practicable, and in no event later than Final Completion, Contractor shall remove all of its equipment and materials not constituting part of the Facilities and shall remove all waste material and rubbish from and around the Work Site.
     4.10 Emergencies. In the event of any condition that poses an imminent threat to life, health or property (an “Emergency”), Contractor shall take such action as may be necessary to prevent, avoid or mitigate injury, damage or loss and shall, as soon as practicable, report any such incidents, including Contractor’s response thereto, to Owner. If Contractor fails to take adequate measure to avoid, address or mitigate the effects of such an Emergency Owner may, but shall be under no obligation to, take reasonable precautions to avoid, address or mitigate the effects of such Emergency; provided, however, that neither the taking of such action by Owner nor Owner’s failure to take such action shall limit Contractor’s liability or its obligations under this Agreement.
     4.11 Cooperation.
     4.11.1 Contractor shall make available to Owner and Owner Nominees information relating to the status of the Work, including information relating to the construction, testing and Commissioning of the Facilities and such other matters as Owner may reasonably request.
     4.11.2 Contractor shall cooperate with Owner’s efforts to obtain, maintain and comply with the terms of any third-party financing of the Facilities, including: (a) executing documents (including consents, certifications, acknowledgements and legal opinions) as Owner and Lenders may reasonably request, provided that the reasonable attorneys’ fees and costs incurred by Contractor in connection therewith shall be Reimbursable Costs; (b) consenting to the collateral assignment of this Agreement to Lenders; (c) agreeing not to amend this Agreement without the consent of Lenders, except pursuant to a Change Order executed pursuant to Article 16; and (d) agreeing to give Lenders notice of, and an opportunity to cure, any Owner default(s) hereunder. Contractor shall also give due consideration to any reasonable proposals to amend this Agreement proposed by Lenders to address financing concerns; provided, however, that Contractor shall not be required to subordinate Contractor Liens except to the extent expressly required hereunder.
     4.11.3 Contractor shall use all commercially reasonable efforts (including providing documents and information requested by Owner) to assist Owner in efforts to obtain Owner Permits.
     4.12 Work Site Security. Contractor shall be responsible for: (a) the proper fencing, guarding, lighting and security of the Work Site as may be necessary to secure the Work and to prevent damage or injury to owners or occupants of adjacent property, the public or others; and (b) the security and protection of the Work Site and all equipment and materials located thereon. Contractor’s responsibility pursuant to this Section 4.12 shall continue until the Substantial
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Completion Date or such earlier date as Owner energizes certain Facilities or portions thereof, at which time Contractor’s obligations pursuant to this Section 4.12 shall cease as to such Facilities or portions thereof. Contractor shall not be required to fence any portion of the Facilities consisting of transmission lines, but shall patrol the transmission lines with security personnel to the extent reasonably necessary.
     4.13 Interconnections. Contractor shall be responsible for connecting the Facilities to the electrical terminal points on the Transmission Grid designated on Schedule 4.13. Contractor’s scope of Work with respect to the electrical interconnection shall include installing all breakers, relays, switches, synchronization equipment, communications equipment and other protective and control devices and metering equipment for full hook-up and parallel operation at the specified voltage level in accordance with the Authorized Design and any requirements imposed by Transmission Grid operators.
     4.14 Contractor Liens.
     4.14.1 Contractor shall not directly or indirectly create, incur, assume or suffer to be created any Prohibited Liens. Contractor shall promptly pay or discharge, and discharge of record, any claim, lien or encumbrance which, if unpaid, might be or become a Prohibited Lien. Contractor shall immediately notify Owner of the assertion of any Contractor Lien.
     4.14.2 Upon the failure of Contractor promptly to pay or discharge any Prohibited Lien within thirty (30) days of notice of the existence thereof from any source, Owner may, but shall not be obligated to, pay or discharge such Prohibited Lien and, upon the payment or discharge thereof, shall be entitled immediately to: (a) recover from Contractor any costs incurred in removing such Prohibited Lien; or (b) set off any such costs against amounts owed by Owner to Contractor; provided, however, that Contractor shall not be liable to reimburse Owner for interest charges, reasonable attorneys’ fees and similar costs incurred by Owner to release any Prohibited Lien filed pursuant to a Subcontract as a result of Owner’s failure to timely pay Contractor the Out-of-Pocket Costs incurred with respect to such Subcontract.
     4.14.3 Nothing in this Section 4.14 shall be construed as a limitation on or waiver by Contractor of any of its rights to encumber the Facilities or the Project Real Property as security for any payments owed to it by Owner hereunder; provided, however, that Contractor shall provide Owner with thirty (30) days prior written notice of its intent to so encumber.
     4.15 Utilities and Consumables. Contractor shall provide utilities and other consumables required in connection with the Construction Services, including potable water and electricity.
     4.16 Laydown and Storage Areas. Contractor shall lease, maintain and provide security for any real property and other facilities required for laydown areas and storage yards to be used in connection with the performance of the Work.
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ARTICLE 5
PROCUREMENT MANAGEMENT SERVICES
     5.1 Procurement Plan.
     5.1.1 No later than the deadline(s) set forth in the Project Schedule, Contractor shall provide Owner with a detailed list (the “List of Materials”) of equipment, supplies and materials to be incorporated into the Facilities. The List of Materials shall include proposed deadlines for the reservation of capacity and/or ordering in order that all such equipment, supplies and materials can be manufactured, fabricated, purchased and/or delivered in a manner to permit compliance with the Project Schedule. Contractor shall promptly amend the List of Materials from time to time based on updated information developed through the design process.
     5.1.2 Promptly after receipt of the List of Materials, Owner shall identify the equipment, supplies and materials it proposes to procure directly (such equipment, supplies and materials, the “Owner Procured Materials”); provided, however, that Owner may revise the list of Owner Procured Materials at any time and from time to time. All equipment, supplies and materials on the List of Materials that are not designed by Owner as Owner Procured Materials shall constitute “Contractor Procured Materials”; provided, however, that Contractor Procured Materials shall not include major equipment, lattice structures and conductors.
     5.1.3 Owner shall directly procure all Owner Procured Materials pursuant to Owner purchase orders or agreements; provided, however, that Contractor shall assist Owner in connection with the procurement of Owner Procured Materials, including: (a) assisting Owner in preparing bid packages; (b) assisting Owner in negotiating purchase orders and agreements; (c) performing expediting service; (d) performing inventory control and receipt inspection services; and (e) processing and prosecuting damage claims. Notwithstanding anything to the contrary set forth herein, Owner shall: (i) directly pay each Direct Supplier for Owner Procured Materials in accordance with the terms of applicable purchase orders and agreements; and (ii) receive and sign for all acceptable Owner Procured Materials. Warranties on all Owner Procured Materials shall be in the name of Owner. Immediately following delivery of Owner Procured Materials to Owner, Contractor shall assume care, custody and control of such Owner Procured Materials.
     5.1.4 Contractor shall procure all Contractor Procured Materials pursuant to terms and conditions to be approved by Owner.
     5.1.5 No later than fifteen (15) days after Owner’s initial designation of Owner Procured Materials, Contractor shall provide Owner with a proposed plan for the procurement of all Project Materials, which proposed plan shall include a schedule for procuring the Project Materials, including the timing for issuing bid packages, if applicable, estimated production or fabrication times and potential Direct Suppliers and Subcontractors. Owner shall review such proposed plan and provide comments thereon, if any, to Contractor no later than ten (10) Business Days after Owner’s receipt thereof. Contractor shall incorporate any written comments offered by Owner. Contractor shall
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provide a revised plan to Owner within ten (10) days of receipt of Owner’s comments and such process shall be repeated until the plan is approved by Owner (such plan, as approved, the “Procurement Plan”). Contractor shall amend or update the Procurement Plan as reasonably necessary or as requested by Owner. The Parties shall jointly review the Procurement Plan no less frequently than once per month.
     5.2 Scope of Procurement Management Services. The Procurement Management Services shall consist of:
(a)	management of the Procurement Plan, including the timing of bidding and delivery so as to minimize cost while complying with the Project Schedule;

(b)	preparation of bid packages for all Project Materials based on the Authorized Design and on terms and conditions approved by Owner (including preparation of purchase orders and technical documentation, assistance in the selection of qualified Direct Suppliers and preparation of Direct Supplier scopes of work);

(c)	assisting Owner in timely obtaining and evaluating bids for Owner Procured Materials;

(d)	coordinating, monitoring and expediting the manufacture and delivery of materials, equipment and supplies, including Project Materials and, where applicable, conducting factory inspections and testing of such materials, equipment and supplies, including Project Materials;

(e)	where necessary, arranging for transportation and insurance of Project Materials to the appropriate locations;

(f)	coordinating and expediting the delivery of all Project Materials to the appropriate locations so as to meet the Project Schedule;

(g)	inspecting and verifying all Project Materials at the point of delivery to verify they are undamaged, suitable for use and meet the requirements of the relevant purchase order(s), in a manner consistent with Owner’s rights and obligations under contracts with Direct Suppliers; and

(h)	reviewing and validating invoices for Project Materials prior to their payment.
     5.3 Relationship With Direct Suppliers. Contractor’s performance of Procurement Management Services shall not be construed to create any form of contractual relationship between Contractor and any Direct Suppliers.
     5.4 Enforcement of Warranties. Contractor shall assure that all warranties issued with respect to Contractor Procured Materials shall run directly, or be assignable by Contractor, to Owner. Contractor shall assign any such assignable warranties to Owner no later than the
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Substantial Completion Date. Notwithstanding anything to the contrary set forth herein, Contractor shall enforce warranties on Contractor Procured Materials and assist Owner in enforcing warranties on Owner Procured Materials.
ARTICLE 6
REAL PROPERTY MANAGEMENT SERVICES
     6.1 Real Property Management Services. The Real Property Management Services shall consist of:
(a)	identification of landowners and required crossing permits, and managing communications with such landowners so as to obtain required permissions;

(b)	with the concurrence of Owner on a case by case basis, agreeing on the terms for acquisition of each parcel of Project Real Property, including all monetary payments associated therewith;

(c)	documenting by files and maps, in accordance with formats designated by Owner, all Project Real Property; and

(d)	providing surveys as needed to obtain the Project Real Property.
     6.2 Real Property Plan.
     6.2.1 No later than the deadline set forth in the Project Schedule, Contractor shall provide Owner with a proposed plan for the acquisition of all Project Real Property, which proposed plan shall be in writing and shall include: (a) a schedule for the acquisition of the Project Real Property, including identification of real property interests and locations thereof, that will need to be acquired; (b) the timing of optioning and acquiring the Project Real Property; (c) the estimated costs of acquiring the Project Real Property, including the costs of retaining rights to Project Real Property not acquired in fee simple; and (d) guidelines and procedures to be utilized by Contractor in negotiating the acquisition of the Project Real Property. Owner shall review such proposed plan and provide comments thereon, if any, to Contractor no later than ten (10) Business Days after Owner’s receipt thereof. Contractor shall incorporate any written comments offered by Owner. Contractor shall provide a revised plan to Owner within ten (10) days of receipt of Owner’s comments and such process shall be repeated until the plan is approved by Owner (such plan, as approved, the “Real Property Plan”). Contractor shall amend or update the Real Property Plan as reasonably necessary or as requested by Owner.
     6.2.2 Contractor shall diligently proceed to implement the Real Property Plan. Contractor shall be responsible for negotiating the terms for the acquisition of the Project Real Property in accordance with the Real Property Plan; provided, however, that Owner shall have the right to participate in any such negotiations.
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     6.2.3 Notwithstanding anything to the contrary set forth herein, Contractor shall not enter into any agreement or bind Owner in respect of any Project Real Property without Owner’s express written consent.
     6.3 Ownership of Project Real Property. All Project Real Property shall be acquired, and any options with respect thereto shall be executed, in the name of Owner pursuant to forms of agreement(s) approved by Owner. Any amounts owed to landowners in respect of the acquisition of Project Real Property shall be paid directly by Owner.
     6.4 Limitation. Real Property Management Services shall not include initiating or managing litigation to condemn Project Real Property; provided, however, that Contractor shall cooperate with, and provide support to, Owner and Owner’s legal counsel with respect to any such litigation, including providing evidence and testimony regarding valuation, prior negotiations and other matters related to the condemnation.
ARTICLE 7
CONTRACTOR’S GENERAL OBLIGATIONS
     7.1 Standards of Performance. Contractor shall perform the Work in a professional, competent and diligent manner in accordance with the terms of this Agreement, Good Utility Practices and all Applicable Laws, including standards of the appropriate engineering and construction codes. Contractor shall conduct itself (and ensure that each Subcontractor conducts itself) in accordance with appropriate ethical and professional standards.
     7.2 Contractor Liable for Work. Contractor shall be responsible for the manner and methods by which the Work is performed, regardless of whether or not any changes are made as a result of any comments received from any other Person, including Owner.
     7.3 Project Manager. Contractor shall designate an experienced and qualified person acceptable to Owner (the “Project Manager”) to manage Contractor’s performance of the Work and implementation of the Project. The Project Manager shall be exclusively dedicated to the Project and shall be available to Owner and its representatives seven days per week, twenty-four hours per day. Contractor shall ensure that Project Manager cooperates with, and promptly replies to inquiries made by, Owner, Direct Suppliers and Owner Nominees regarding the Work or any other matter related to this Agreement. The Project Manager shall have the authority to act for Contractor with respect to all matters pertaining to the Work, this Agreement and Contractor’s performance.
     7.4 Contractor Personnel.
     7.4.1 Contractor shall provide sufficient supervisory and other personnel to perform, and control the progress of, the Work until Contractor’s performance under this Agreement has been completed.
     7.4.2 None of the key personnel identified on Schedule 7.4 shall be reassigned or removed from the Work by Contractor without the approval of Owner, unless such reassignment or removal results from circumstances beyond Contractor’s
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control, such as death, incapacity or the employee leaving Contractor’s employment. Any replacement key personnel must be approved in advance by Owner.
     7.4.3 Upon Owner’s instruction, Contractor shall promptly remove from the Work Site any Contractor Personnel and shall cause Subcontractors to remove from the Work Site any of their employees performing Work in an unsatisfactory manner. If Owner has a reasonable basis for designating such removal, Contractor shall indemnify, defend and hold harmless each Owner Indemnitee from and against any and all Claims of any kind whatsoever based on negligence, defamation, wrongful discharge, wrongful dismissal or otherwise that such Owner Indemnitee may suffer, sustain, pay or incur as the result of any such removal.
     7.5 Labor Disputes. Contractor shall take all steps reasonably necessary to minimize and/or eliminate labor disputes with respect to this Agreement.
     7.6 Imports and Exports. Contractor shall be responsible for obtaining all Permits necessary for the import or export (including customs clearances) of any equipment, materials, tools and supplies (including Owner Procured Materials) necessary for the performance of the Work.
     7.7 Permits and Approvals.
     7.7.1 No later than the deadline set forth in the Project Schedule, Contractor shall provide Owner with a list of all Permits. Promptly after receipt of such list, Owner shall designate those Permits that Owner intends to obtain in its own name (such designated Permits, the “Owner Permits”) which Owner Permits shall include all Permits required by Applicable Laws to be obtained in the name of Owner. Contractor shall promptly amend the list of all Permits as reasonably necessary based on any change in design, Change-in-Law or other circumstances.
     7.7.2 Contractor shall obtain and maintain in full force and effect all Contractor Permits and shall cooperate with, support and assist Owner in obtaining all Owner Permits, including preparing documentation to be submitted by Owner to Governmental Authorities in connection therewith. Contractor shall provide Owner with copies of each Contractor Permit promptly after receipt thereof by Contractor.
     7.8 Reserved.
     7.9 Records. Contractor shall maintain, for a period of not less than seven (7) years after Final Completion or such longer period as may be required by Applicable Laws, all Project-related records, including: (a) records maintained by Affiliates; (b) payroll records and daily time sheets and other personnel records; (c) Contractor and Subcontractor invoices; (d) drawings, plans, specifications, schedules, instructions, samples, receipts, Subcontract documentation, purchase orders and vouchers; (e) correspondence, minutes of meetings, daily logs, including schedule status reports, memoranda and other similar data; (f) all Subcontracts; (g) records of all Change Orders; (h) written and electronic records and books of account; and (i) Contractor Permits. All such records shall be maintained in accordance with Contractor’s standard document retention
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policies. Contractor shall, promptly upon Owner’s request, provide Owner with any such records relating to the Project.
     7.10 Financial Statements.
     7.10.1 Upon Owner’s reasonable request, Contractor shall provide Owner with reasonable assurances of the financial condition and ability to perform of Contractor and/or any Subcontractors. Without limiting the generality of the foregoing, Contractor shall provide to Owner, promptly upon the preparation thereof: (a) unaudited financial statements for the most recent fiscal quarter; (b) audited financial statements for the three most recently completed annual periods prepared in accordance with GAAP; and (c) such other financial information as may be reasonably requested by Owner.
     7.10.2 Contractor shall: (a) include in all Subcontracts with Subcontractors expected to perform Work costing more than [***] a provision requiring such Subcontractors to provide audited financial statements (or unaudited financial statements for Subcontractors that do not prepare audited financial statements) and information to Owner upon Owner’s reasonable request; and (b) use commercially reasonable efforts to obtain from other Subcontractors such financial information as may be reasonably requested by Owner.
     7.10.3 Owner shall hold in confidence and refrain from disclosing any information (other than Unrestricted Information) made available to it pursuant to this Section 7.10; provided, however, that Owner may disclose such information to Lenders.
     7.11 Quality Assurance Program. Contractor shall implement and comply with a quality assurance program satisfactory to Owner. Owner may make recommendations to Contractor regarding the implementation of, or suggested modification to, such program. Contractor shall undertake to implement any reasonable recommendations made by Owner with respect thereto.
     7.12 Performance Testing. Contractor shall: (a) provide Owner with reasonable advance notice of any inspections or tests of the Facilities; (b) afford Owner and Owner Nominees the right to attend and witness such inspections and tests; and (c) provide Owner with true, correct and complete copies of the results thereof.
     7.13 Office Space. Contractor shall provide for Owner and Owner Nominees temporary furnished office space, clerical support, communication services, internet access and other similar facilities and services at Contractor’s home office, the Field Office, each construction management office maintained by Contractor in connection with the Project, and each Major Subcontractor’s office, for purposes related to the Project.
     7.14 Progress Reports. Contractor shall prepare and submit to the Steering Committee on a weekly basis written reports (each, a “Progress Report”). Each Progress Report shall be in form and substance acceptable to Owner and shall include:
(a)	the status of Contractor’s acquisition of Contractor Permits;
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(b)	the status of the Work, including a reconciliation of the Work to the Project Schedule and a reasonably detailed explanation of any variances;

(c)	identification of Subcontractors and the scope of their Work;

(d)	identification of any Claims regarding the performance of the Work of which Contractor has knowledge (including facts and circumstances of which Contractor has knowledge that are reasonably likely to give rise to a Claim);

(e)	a report on safety, injury and illness incidents;

(f)	identification of any Contractor Liens of which Contractor has knowledge;

(g)	the status of testing and inspections (including the results thereof);

(h)	a line-item reconciliation of actual Reimbursable Costs for the relevant period compared to those set forth in the Project Budget, including a reasonably detailed explanation of any variances; and

(i)	any other matters related to the Project that Owner reasonably requests.
     7.15 Meetings. Contractor shall conduct meetings no less frequently than once each month (and more frequently if reasonably requested by Owner) at the Work Site or such other location(s) as may be mutually agreed (and at which the Project Manager shall be present) to apprise the Steering Committee of the progress of the Work and to discuss the Progress Reports, Contractor’s compliance with the Project Schedule and other matters related to Contractor’s performance of the Work and compliance with this Agreement.
     7.16 Site Procedures. Contractor shall be responsible for ensuring that all Contractor Personnel, all Subcontractors and their employees, agents, representatives and invitees and all others permitted by Contractor to enter the Work Site or any other site(s) made available by Owner for construction-related activities shall comply with Owner’s regulations and requirements, this Agreement, Good Utility Practices and all Applicable Laws.
     7.17 Insurance.
     7.17.1 Contractor shall obtain and maintain in force the insurance coverage specified in Schedule 7.17 (“Contractor Required Insurance”).
     7.17.2 Contractor shall require each Subcontractor (and each indirect subcontractor at any level) to provide and maintain in force insurance coverage as shall be reasonable and appropriate for the portions of the Work provided by such Subcontractor or other Person. Such Subcontractors and other Persons shall name Contractor, Owner, Owner Additional Insureds and Lenders as additional insureds on all liability policies (other than professional liability policies and workers’ compensation policies).
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     7.17.3 The cost of Contractor Required Insurance specified in paragraphs (h) through (m) of Schedule 7.17 and the incremental cost (based on additional revenues to be derived from the Work) to maintain the Contractor Required Insurance specified in paragraphs (f) and (g) of Schedule 7.17 (collectively, “Owner Reimbursed Insurance”) shall constitute Out-of-Pocket Costs. The cost of Contractor Required Insurance other than Owner Reimbursed Insurance shall not be an Out-of-Pocket Cost; provided, however, that: (a) Contractor shall be entitled to recover the cost of certain insurance coverage (as identified in Schedule 10.2) pursuant to the Non-Craft Labor Multiplier; and (b) to the extent the cost of any insurance coverage is included as a component of the Non-Craft Labor Multiplier, such cost shall not be reimbursed as an Out-of-Pocket Cost.
     7.17.4 Owner shall have the right, in its reasonable discretion and exercisable on not less than thirty (30) days written notice to Contractor, to modify Owner Reimbursed Insurance. Upon issuance of any such notice: (a) Schedule 7.17 shall automatically be deemed amended to include the new requirements with respect to Owner Reimbursed Insurance; and (b) if any such amendment of Schedule 7.17 increases or decreases the cost of Owner Reimbursed Insurance by more than Two Hundred Thousand Dollars ($200,000) in the aggregate, the Parties shall execute a Change Order to equitably adjust the Target Price to account for the change in cost of Owner Reimbursed Insurance.
     7.17.5 In the event Owner elects to evaluate an “owner-controlled insurance program” or a “contractor-controlled insurance program,” Contractor will cooperate in such evaluation process. Owner shall have the right, in its reasonable discretion and exercisable on not less than six (6) months written notice to Contractor, to implement an Owner Controlled Insurance Program or a Contractor Controlled Insurance Program, in which case: (a) Owner shall have the right to modify Owner Reimbursed Insurance and insurance requirements for Subcontractors and their subcontractors at any level; (b) Schedule 7.17 shall automatically be deemed amended to include the new requirements with respect to Owner Reimbursed Insurance; and (c) if any such amendment of Schedule 7.17 materially increases or decreases the cost of Owner Reimbursed Insurance or the Work, the Parties shall execute a Change Order to equitably adjust the Target Price to account for such change(s).
     7.17.6 Contractor shall be responsible for the cost of all deductibles under Contractor Required Insurance other than Owner Reimbursed Insurance. Owner shall be responsible for the cost of all deductibles under Owner Reimbursed Insurance; provided, however, that notwithstanding the foregoing, Contractor shall be responsible for: (a) the [***] for each claim under the Builders Risk Insurance or Contractor Tools and Equipment Insurance which results from Contractor’s negligence or failure to perform in accordance with the terms of this Agreement; and (b) [***] under Workers’ Compensation Insurance.
     7.17.7 In the event any claims valued at more than [***] are made under Contractor’s Professional Protection Indemnity Insurance, Contractor shall provide Owner with prompt written notice thereof, which notice shall include a description of such claim(s) and the basis of Contractor’s defenses thereto.
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     7.18 Alcohol and Drug Policy.
     7.18.1 Contractor shall ensure that no Contractor Personnel performs any Work while under the influence of alcohol, drugs or any other substance that could reasonably be expected to impair his or her ability to perform such Work in accordance with Good Utility Practices. Contractor shall ensure that all Contractor Personnel are informed of, and adhere to, such “zero tolerance” alcohol, drug and substance abuse policy.
     7.18.2 Contractor shall ensure that Contractor Personnel shall not abuse medications or use, possess, distribute or sell alcohol and/or drugs when performing the Work or while in transit to or from or on the Work Site. Contractor shall provide Owner with evidence of pre-employment and other alcohol and drug testing on Contractor Personnel consistent with the Safety Standards and policies and procedures established at the Project Workshop. To the fullest extent permitted by Applicable Laws, Contractor shall immediately suspend any Contractor Personnel that are in breach of, or are reasonably suspected of being in breach of, any policy referred to in this Section 7.18. In addition, Owner shall have the right to instruct Contractor to remove any Contractor Personnel that it reasonably suspects of being in breach of any policy referred to in this Section 7.18. In those instances where any Contractor Personnel have been suspended or removed from performing the Work due to documented or suspected alcohol and drug abuse, Contractor may reinstate such Person only with the prior written consent of Owner.
     7.18.3 Contractor shall develop and implement guidelines and procedures to ensure that the policies set forth in this Section 7.18 are strictly adhered to and shall, upon Owner request, provide a copy of such guidelines and procedures to Owner and provide evidence of its effective implementation.
     7.19 Business Standards. Contractor, in performing its obligations under this Agreement, shall establish and maintain in effect appropriate business standards, procedures and controls to avoid any real or apparent impropriety that might affect adversely or conflict with the best interests of Owner or violate any Applicable Laws. Contractor shall exercise all reasonable care and diligence to prevent any actions or conditions which could adversely affect or result in a conflict with the best interests of Owner or violate any Applicable Laws. Contractor shall ensure the compliance by all Contractor Personnel with the obligations set forth in this Section 7.19, which obligations shall apply to the activities of all Contractor Personnel with other Contractor Personnel, Owner, each Owner Indemnitee and their respective families and third parties relating to this Agreement or the Project. Such obligations shall include establishing precautions to prevent Contractor Personnel from making, receiving, providing or offering any gifts, entertainment, payments, loans, or other consideration that could constitute any real or apparent impropriety that might adversely affect or conflict with the interests of Owner or violate any Applicable Laws.
     7.20 Compliance With Law. Contractor shall comply with, and shall ensure that all Subcontractors comply with, all Applicable Laws in the performance of the Work. Notwithstanding anything to the contrary set forth herein, no provision shall be interpreted or applied so as to require Owner or Contractor to do, or refrain from doing, anything that would
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constitute a violation of, or result in a loss of economic benefit under, United States anti-boycott and other export laws and regulations. Contractor shall not make, or permit any Contractor Personnel or Subcontractor to make, any improper payments of money or anything of value to a government official (whether appointed, elected, honorary or a career government employee) or a Governmental Authority in connection with this Agreement or the Work, nor shall it make, or permit any Contractor Personnel or Subcontractor to make, any improper payments of money or anything of value to any Person knowing or suspecting that such Person will give any such payment or thing of value, or a portion of it, to a government official or Governmental Authority.
     7.21 Authority. Contractor shall have no authority to make statements, representations or commitments of any kind or take any other action binding on Owner, except as may be specifically authorized by the terms of this Agreement.
ARTICLE 8
OWNER’S RIGHTS AND OBLIGATIONS
     8.1 Owner Permits. Owner shall obtain and maintain in full force and effect all Owner Permits.
     8.2 Owner Representative. Owner shall appoint an individual (the “Owner Representative”) who shall have the authority to act for Owner with respect to all matters pertaining to the Work.
     8.3 Temporary Possession. Owner may take temporary possession of, and use partially completed parts of, the Work prior to Substantial Completion by providing written notice thereof to Contractor and, in any such case, shall use commercially reasonable efforts to coordinate with Contractor in an effort to minimize any adverse impact on remaining Work. Such possession by Owner shall not be deemed an acknowledgement of completion of said parts of the Work. In the event Owner takes temporary possession or use of any material part of the Work pursuant to this Section 8.3, the Project Schedule and the Project Budget shall be modified to the extent necessary to reflect the impact of such temporary possession; provided, however, that no such modification shall be made if such temporary possession or use by Owner is required due to failure by Contractor to: (i) perform in accordance with this Agreement; or (ii) complete any part of the Work as set forth in the Project Schedule.
     8.4 Approvals. No Owner approvals, authorizations or agreements shall: (a) be effective unless in writing and signed by the Owner Representative or another authorized agent of Owner; or (b) relieve Contractor of any of its obligations or responsibilities under this Agreement.
     8.5 Inspections. Contractor shall provide to Owner and Owner Nominees: (a) full access to the Work, wherever located and at any stage of completion, and the right to be present at all inspections and testing at or outside the Work Site; and (b) the right to inspect the Work or any part thereof at any other time. Contractor shall provide proper facilities for such access and inspections. No inspection performed by or failed to be performed by Owner under this Section 8.5 will be deemed a waiver of Contractor’s obligations under this Agreement or be construed as an approval or acceptance of the Work or any portion thereof.
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     8.6 Other Property. Owner may use any portion of its property for its own purpose and may employ workers and/or hire contractors of its own choosing for constructing other facilities or maintaining or changing any existing facilities. Owner may refuse any person admission to all or any part of the Project Real Property or exclude any person from performing Work under this Agreement, and Contractor shall cooperate with Owner with respect thereto.
     8.7 Disclosure. Owner shall keep Contractor reasonably apprised of information known to Owner that would reasonably be expected to affect Contractor’s performance of the Work, including: (a) siting studies; (b) litigation against Owner filed in connection with the Project; (c) Owner agreements pertaining to Owner Procured Materials or Project Real Property; (d) applications for, and decisions regarding, Owner Permits; (e) Owner applications for zoning on any Project Real Property and decisions of Governmental Authorities with respect thereto; (f) written notices received by Owner regarding material political opposition to the Project; and (g) the status of condemnation proceedings, including motions to permit early access, provided, however, that Owner’s failure to provide any such information to Contractor shall not be deemed a breach of this Agreement unless such failure was knowing and intentional.
     8.8 Reserved.
     8.9 Condemnation Proceedings. Promptly upon, and in no event more than fifteen (15) Business Days after, receipt by Owner of (a) written notice from Contractor that it has engaged in good faith negotiations to acquire certain Project Real Property and that any owner of such Project Real Property is unwilling to convey to Owner an interest therein to permit performance of the Work and (b) all information and documentation necessary for Owner to commence a condemnation action to acquire such Project Real Property, including the names of all owners of the subject property, a legal description of the subject property and a written log of prior negotiations to acquire the Project Real Property, Owner shall, to the extent permitted by Applicable Laws, commence, and thereafter prosecute diligently and in good faith, an action to condemn such Project Real Property.
     8.10 Preliminary Routing Information. [***] after the execution of this Agreement, Owner shall provide Contractor with information regarding potential transmission line routing in order for Contractor to develop the Target Cost.
ARTICLE 9
SUBCONTRACTORS
     9.1 Right to Subcontract.
     9.1.1 Subject to the terms and conditions set forth herein, including the limitation set forth in Section 9.1.2, Contractor shall have the right to utilize Subcontractors to perform portions of the Work; provided, however, Contractor shall remain liable to Owner for Work performed by Subcontractors to the same extent as if Contractor had performed such Work directly.
     9.1.2 Contractor may not enter into a Subcontract with an Affiliate of Contractor without Owner’s prior written consent. Without limiting the generality of the
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foregoing, in the event Contractor enters into any Subcontract with any of its Affiliates, such Subcontract shall include the same limitations with respect to such Subcontractor(s) as are set forth herein with respect to Contractor regarding charges for labor, profit, overhead and general and administrative costs.
     9.2 Approval Rights. Owner shall have the right to review and approve: (a) all bid lists for Subcontracts with Major Subcontractors; (b) proposed requests for proposals for all Subcontracts with Major Subcontractors; (c) the identity of all Major Subcontractors; (d) the terms and conditions of all Subcontracts with Major Subcontractors; and (e) the terms and conditions of all Subcontracts that include any potential termination liability [***]. Without limiting Owner’s rights to approve the terms of any Subcontracts, Owner hereby approves each Person identified in Schedule 9.2 as a potential Subcontractor.
     9.3 Justification of Non-Competitive Contracts. In the event Contractor proposes to retain any Subcontractor other than pursuant to a competitive bidding process, Contractor shall demonstrate to Owner’s reasonable satisfaction that: (a) the pricing and all material terms and conditions in the proposed Subcontract are no less favorable to Contractor than the pricing and material terms and conditions that would have resulted from a competitive bidding process; or (b) the proposed Subcontractor is uniquely qualified to perform the services or supply the materials or equipments provided pursuant to the proposed Subcontract.
     9.4 Subcontractor Warranties. Contractor shall procure from all Subcontractors warranties with respect to any materials, equipment or services provided by such Subcontractors and shall require that all such Subcontractor warranties be assignable to Owner. Contractor shall conditionally assign to Owner such Subcontractor warranties pursuant to an instrument in form and substance reasonably acceptable to Owner, such conditional assignment to become effective following the termination of this Agreement. Contractor shall diligently enforce all Subcontractor warranties at all times prior to the termination of this Agreement. Contractor shall not take any action which could amend, modify, release, void, impair, discharge or waive any Subcontractor warranties, except in the event that a Subcontract is terminated by Contractor and replaced with another Subcontract with an equivalent warranty.
     9.5 Manufacturer Information. Contractor shall require that Owner be a recipient of manufacturer’s notices (including any and all health and safety advisories and notices) related to any equipment, supplies, structures and/or materials supplied to Owner by Contractor or any Subcontractor. Contractor shall also require Subcontractors to provide Owner with documentation regarding equipment and materials comprising the Facilities, including design manuals, operation and maintenance manuals and start-up documentation.
     9.6 No Contractual Relationship. None of Owner’s rights under this Agreement, including its right to review and approve Subcontractors, shall create any contractual relationship between Owner and any Subcontractor.
     9.7 Assignment of Subcontracts. Contractor shall be responsible for including in each Subcontract a consent to the assignment of such Subcontract to Owner or Owner’s designee upon the termination of this Agreement, which assignment shall be effected automatically, at Owner’s option, by notice from Owner to the applicable Subcontractor.
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ARTICLE 10
PAYMENT TERMS
     10.1 Management Fee.
     10.1.1 Owner shall pay Contractor the Management Fee in installments based on the completion of Management Fee Milestones. The Management Fee shall be allocated to the Work associated with each Phase based on the relative cost of such Work.
     10.1.2 No later than the [***] day following the date on which Contractor believes it has satisfied or completed, as applicable, a Management Fee Milestone, Contractor shall submit to Owner an invoice setting forth in reasonable detail evidence to support Contractor’s claim that such Management Fee Milestone has been satisfied or completed, as applicable.
     10.1.3 If Owner agrees that a Management Fee Milestone has been satisfied or completed, as applicable, Owner shall pay the invoice with respect thereto no later than [***] days after Owner’s receipt thereof. In the event Owner disagrees that a Management Fee Milestone has been satisfied or completed, as applicable, it shall promptly notify Contractor, which notice shall include a written statement setting forth a reasonable basis upon which Owner rejects Contractor’s claim. In the event that Owner notifies Contractor that a Management Fee Milestone has not been achieved, Contractor shall diligently continue performing the Work until such Management Fee Milestone is achieved.
     10.2 Non-Craft Labor Costs.
     10.2.1 Owner shall pay Contractor for all Non-Craft Labor Costs reasonably incurred through Final Completion.
     10.2.2 Prior to submitting any invoice for Non-Craft Labor Costs, Contractor shall provide to Owner all Non-Craft Labor Rates (including corresponding job titles, qualifications and job responsibilities) represented in such Non-Craft Labor Costs. Non-Craft Labor Rates may be adjusted in August of each year based on changes in the salaries or wages of Contractor Personnel; provided, however, that: (a) any such annual increases shall be limited to [***], in the aggregate, for individuals working on a full-time basis on the Project; and (b) any such annual increases for other Contractor Personnel shall be limited to [***]. Contractor warrants to Owner that all Non-Craft Labor Rates shall be reasonable based on the qualifications and job descriptions of the relevant Contractor Personnel.
     10.2.3 Subject to Sections 10.2.5 , the initial Non-Craft Labor Multiplier and the cost categories used in the derivation thereof are shown in Schedule 10.2. At the conclusion of each calendar year, the Non-Craft Labor Multiplier for the prior calendar year shall be audited and revised to the extent necessary to account for Contractor’s actual costs incurred for the relevant cost categories during such prior year.
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     10.2.4 No later than March 1 of each year (beginning with 2008), Contractor shall provide Owner with evidence reasonably satisfactory to Owner documenting the employee bonuses paid to Dedicated Personnel with respect to their performance during the prior calendar year. To the extent that the amount charged to Owner with respect to employee bonuses pursuant to the Non-Craft Labor Multiplier is greater than the aggregate amount of employee bonuses paid to Dedicated Personnel, such excess amount shall be reimbursed to Owner no later than ten (10) days after the due date for such information to be provided to Owner. Nothing contained in this Agreement shall restrict Contractor from paying employee bonuses to Dedicated Personnel in an aggregate amount greater than the amount paid to Contractor for employee bonuses pursuant to the Non-Craft Labor Multiplier; provided, however, that if Contractor seeks reimbursement from Owner of all or any portion of any such additional employee bonus payments for Dedicated Personnel: (a) Contractor shall notify Owner of its intent to seek reimbursement of such additional bonus payments and the justification therefor; (b) Owner shall reasonably consider Contractor’s request for reimbursement of any such additional bonus payments; and (c) if Owner determines, in its sole judgment, that all or any portion of such additional bonus payments is warranted based on the performance of Dedicated Personnel, Owner shall reimburse Contractor for all or such portion of the additional bonus payments.
     10.2.5 Contractor shall notify Owner promptly upon its procurement of West Virginia Workers’ Compensation Insurance and shall provide Owner with evidence of the cost of such insurance. To the extent that the cost of such insurance affects the costs set forth for Workers’ Compensation Insurance in Schedule 10.2, the initial Labor Cost Multiplier shall be increased or decreased to reflect such cost.
     10.3 Craft Labor Costs. Subject to the limitations set forth in Section 10.7, Owner shall pay Contractor for Craft Labor Costs reasonably incurred through Final Completion; provided, however, that: (a) Contractor shall notify Owner in advance of its intention to utilize Contractor Personnel to perform craft labor Work; (b) Contractor shall justify, to Owner’s satisfaction, any Craft Labor Costs that Contractor proposes to charge in connection with such Work; (c) Owner shall be given the opportunity to solicit and evaluate competitive bids from third parties to perform such Work and/or to retain a third party to evaluate Contractor’s proposed Craft Labor Costs; and (d) Owner shall approve the utilization of Contractor Personnel to perform craft labor Work and all Craft Labor Costs associated with such Work.
     10.4 Out-of-Pocket Costs. Owner shall pay Contractor for all Out-of-Pocket Costs reasonably incurred through Final Completion (including such costs that are incurred prior to Final Completion but due thereafter) in connection with the performance of the Work. Such Out-of-Pocket Costs shall include those cost items identified in Schedule 10.4. Out-of-Pocket Costs shall not be subject to mark-up.
     10.5 Reimbursable Costs.
     10.5.1 No later than the [***] day following the end of each calendar month, Contractor shall submit to Owner an invoice detailing all Reimbursable Costs incurred during the preceding month. Each such invoice shall separately identify applicable taxes (including sales, gross receipts and business and occupation taxes) and shall be
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accompanied by: (a) copies of receipts or other evidence reasonably satisfactory to Owner documenting such Reimbursable Costs, including evidence of hours worked by Contractor Personnel; and (b) lien waivers in form and substance reasonably acceptable to Owner with respect to all Work performed through the end of such preceding month, executed by Contractor and each Subcontractor performing Work in respect of which Reimbursable Costs are being invoiced.
     10.5.2 No later than [***] days after Owner’s receipt of an invoice submitted in accordance with Section 10.5.1, Owner shall pay such invoice. In the event Owner rejects any portion of the invoiced amount, Owner shall, within such [***] day period: (a) pay the undisputed portion of the invoice; and (b) provide Contractor with a written statement setting forth a reasonable basis upon which Owner rejects such invoiced amount.
     10.5.3 Notwithstanding anything to the contrary set forth herein, costs and/or expenses which may be incurred by Contractor (including interest and penalties assessed with respect thereto) shall not constitute Reimbursable Costs to the extent such costs, expenses, interest or penalties:
(a)	are incurred as a result of Contractor’s failure to perform in accordance with this Agreement (including any failure to pay taxes, fees and assessments in accordance with Section 19.2);

(b)	are incurred as a result of Contractor’s failure to comply with any Applicable Laws, including any reporting, filing or other procedural requirements thereunder, and any assessment, fees or penalties, and interest owed thereon;

(c)	represent Contractor’s payment of any indemnity obligations owed pursuant to this Agreement;

(d)	represent Contractor’s performance of its warranty obligations hereunder;

(e)	are incurred as a result of Contractor’s failure to obtain immunity or exemption from taxes, fees, assessments and duties from which Contractor or any Subcontractor is entitled to exemption under Applicable Laws; or

(f)	are incurred as a result of Contractor’s failure to obtain a refund or credit, including interest, applicable thereto.
     10.6 Interest. Any amounts owed under this Agreement and not paid when due shall bear interest from the date due until the date paid, calculated at the Interest Rate.
     10.7 Retention.
     10.7.1 Notwithstanding anything to the contrary set forth herein, but subject to Section 10.7.2, all amounts owed by Owner in respect of the Craft Labor Costs shall be subject to [***] retention (the “Retention”), which shall be retained or applied by Owner
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in accordance with the terms of this Agreement (the aggregate amount subject to such Retention, the “Retention Amount”).
     10.7.2 In lieu of Retention, Contractor shall have the right, in its sole and absolute discretion and at its sole cost and expense, to post and cause to be maintained a Retention Letter of Credit with a face amount equal to the Retention Amount. If posted, a Retention Letter of Credit shall be drawable: (a) if the issuer thereof ceases to constitute an Acceptable LC Provider and a substitute Retention Letter of Credit issued by an Acceptable LC Provider is not posted within ten (10) days of notice of such fact, or (b) if, on any date, the Retention Letter of Credit has an expiry date within thirty (30) days of such date. Contractor shall notify Owner promptly upon Contractor obtaining knowledge that the issuer of a Retention Letter of Credit is no longer an Acceptable LC Provider.
     10.7.3 The Retention, or the Retention Letter of Credit, as applicable, shall be drawable in whole or in part to satisfy Contractor’s obligations under the Agreement.
     10.7.4 Promptly after Substantial Completion, the Retention Amount shall be adjusted, if necessary, to an amount equal to the Punch List Security Amount.
     10.7.5 On the Final Completion Date: (a) any remaining Retention held by Owner (net of amounts applied by Owner pursuant to Section 10.7.3) shall be paid to Contractor; or (b) if Contractor has posted a Retention Letter of Credit, such Retention Letter of Credit shall be returned to Contractor.
     10.8 Payments.
     10.8.1 In the event a good faith dispute arises in connection with the payment by Owner of any invoiced amount, Owner shall have the right to withhold the disputed portion of such payment, provided that it deliver reasonably detailed notice of the basis of such dispute. Any disputed payments shall be addressed in accordance with Article 25.
     10.8.2 Owner shall have the right to contest any invoice or charge submitted by Contractor, regardless of whether such invoice or charge was previously paid, provided that Owner notifies Contractor in writing of such contest no later than: (a) Final Completion; or (b) one (1) year after the date of invoice, whichever occurs last.
     10.8.3 Owner shall have the right to set-off any amounts owed by Contractor pursuant to this Agreement against any amounts that it owes to Contractor pursuant to this Agreement. Notwithstanding the foregoing, Owner shall defer setting off any such amount owed by Contractor to the extent: (a) Contractor or any Subcontractor is seeking recovery of such amount from any of its/their respective insurers; and (b) Contractor or such Subcontractor, as applicable is reasonably likely, in Owner’s reasonable judgment, to recover such amount on behalf of Owner; provided, however, that Owner shall not be obligated to defer setting off any such amounts if: (i) Contractor or such Subcontractor, as applicable, fails, after a reasonable period of time, to recover such amount from its insurer; or (ii) Owner determines, in its reasonable judgment, that Contractor or such
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Subcontractor, as applicable, is not reasonably likely to recover such amount on behalf of Owner.
     10.9 Accuracy of Records. Contractor covenants that all financial settlements, billings, and reports rendered by or on behalf of Contractor to Owner shall properly and accurately reflect the facts about all activities and transactions which are the subject matter of such financial settlements, billings and reports and shall not omit any information required to make such financial settlement, bill or report true, complete, accurate or not misleading. Contractor agrees to notify Owner immediately in writing upon discovery of any circumstance that would cause Contractor not to be in compliance with this Section 10.9. If Contractor is not in compliance with this Section 10.9, Contractor and Owner shall jointly review the errors and Contractor shall, if appropriate, promptly take corrective action, including adjusting relevant invoices and refunding overpayments, with accrued interest calculated at the Interest Rate.
     10.10 Breakdown of Agreement Price. At Owner’s request, and promptly following Final Completion, Contractor shall prepare a breakdown of all amounts paid by Owner pursuant to this Agreement categorized according to accounting classifications, which shall be specified by Owner within ten (10) Business Days after execution of this Agreement, but which shall be subject to revision upon the reasonable request of Owner.
     10.11 Audit Rights.
     10.11.1 Contractor shall permit Owner and Owner Nominees to have access to its offices and work locations to examine, reproduce and retain copies (including electronic recordings) of such documentation and data pertaining to this Agreement and the Work to the extent necessary for Owner to audit: (a) any invoice submitted under this Agreement; (b) Labor Costs (including the derivation of Non-Craft Labor Rates and the Non-Craft Labor Multiplier) to determine whether they have been calculated in accordance with the terms of this Agreement; (c) Reimbursable Costs; (d) Contractor’s and Subcontractors’ business practices; (e) that the Work performed is free of any imperfection, defect and deficiency and that any imperfection, defect or deficiency has been remedied; (f) Contractor’s implementation of, and compliance with, the Safety Standards and the quality assurance program required pursuant to Section 7.11; (g) Contractor’s compliance with the terms of this Agreement; and (h) any other matters reasonably necessary for Owner to comply with Applicable Laws, including the Sarbanes-Oxley Act. Owner shall hold in confidence and refrain from disclosing any documentation and data (other than Unrestricted Information) made available to it pursuant to this Section 10.11; provided, however, that Owner may disclose such documentation and data to Lenders.
     10.11.2 Contractor shall include in each of its Subcontracts a provision granting Owner the same audit rights vis-à-vis Subcontractors that Owner has with respect to Contractor pursuant to this Agreement.
     10.12 Waiver under Payment Act. To the maximum extent permitted by Applicable Laws, Contractor hereby waives all disclosures, notices, rights, claims, privileges, interests, penalties and benefits under the Payment Act, and Owner and Contractor agree that none of the
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terms and provisions of the Payment Act shall apply to this Agreement or the Work, payment or any Claims related thereto.
ARTICLE 11
PROJECT BUDGET; PROJECT SCHEDULE
     11.1 Project Budget.
     11.1.1 Contractor shall, with Owner’s participation and assistance, prepare and submit to Owner no later than the Target Cost Delivery Date, a proposed budget of all costs to be incurred in connection with the implementation of the Project. Such proposed budget shall: (a) set forth in reasonable detail estimated monthly itemizations of all costs and expenditures required to be incurred in connection with the Project; and (b) be in form and substance reasonably acceptable to Owner. Owner shall review such proposed budget and Contractor shall incorporate any written comments or changes directed by Owner until the proposed budget is approved in writing by Owner (such budget, once approved, the “Project Budget”)
     11.1.2 In the event any anticipated expenses deviate materially from the estimates set forth for such expenses in the Project Budget, Contractor shall promptly notify Owner and propose revisions to the Project Budget. Owner shall reasonably consider proposed amendments to the Project Budget to the extent necessary to perform the Work in accordance with Good Utility Practices; provided, however, that the Project Budget shall not be amended to include any Contractor costs described in Section 10.5.3, and Owner shall not be obligated to reimburse Contractor for any such costs.
     11.1.3 Subject to the terms and conditions set forth in this Agreement, Contractor shall not be authorized or required to incur any Reimbursable Costs in excess of those provided for in the Project Budget. In the event: (a) Contractor proposes a revision to the Project Budget in accordance with Section 11.1.2; and (b) the Parties are unable to agree on whether, or how, to amend the Project Budget based on such proposal, the Parties shall immediately refer such matter to the Steering Committee for resolution. In the event the Steering Committee is unable to resolve such dispute and Contractor is unable to proceed with any portion of the Work as a result of such dispute, the affected portions of the Work shall be deemed to have been suspended in accordance with Section 20.1.
     11.1.4 Contractor shall notify Owner in advance of incurring any material costs not included in the Project Budget, except to the extent such costs are reasonably necessary to respond to, or avoid, an Emergency.
     11.2 Project Schedule.
     11.2.1 No later than the Target Cost Delivery Date, Contractor shall provide Owner with a proposed supplement to the Initial Project Schedule, which proposed supplement shall: (a) be consistent with the Initial Project Schedule; and (b) be in form, substance and detail acceptable to Owner. Owner shall review such proposed supplement
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and provide comments thereon, if any, to Contractor no later than ten (10) Business Days after Owner’s receipt thereof. Contractor shall incorporate any written comments offered by Owner. Contractor shall provide a revised supplement to Owner within ten (10) days of receipt of Owner’s comments and such process shall be repeated until the supplement to the Initial Project Schedule is approved in writing by Owner (such schedule, as approved, the “Project Schedule”).
     11.2.2 Contractor shall perform the Work in accordance with, and subject to the timing sequence set forth in, the Project Schedule.
     11.2.3 Contractor shall provide prompt notice to Owner of any conditions that exist or that Contractor foresees that are reasonably likely to prevent Contractor from performing any portion of the Work in accordance with the Project Schedule. Contractor shall prepare proposed amendments to the Project Schedule as reasonably necessary based on changed circumstances or conditions. Owner shall reasonably consider proposed amendments to the Project Schedule and shall not withhold its approval of any proposed amendment to the Project Schedule to the extent reasonably necessary based on such changed circumstances or conditions.
     11.2.4 The Initial Project Schedule and all subsequent Project Schedules shall be prepared by Contractor using Primavera software and provided to Owner in hard copy and electronic formats.
     11.3 Adjustments Based on Suspension of Work. In the event Owner suspends the Work pursuant to Section 20.1 other than for cause, the Project Budget and the Project Schedule (including, if appropriate, the [***] Date) shall be amended, as appropriate based on Good Utility Practices, due to such suspension, including any necessary remobilization.
     11.4 Adjustments Based on Force Majeure. Upon an event of Force Majeure, the Project Budget and the Project Schedule shall be amended to the extent necessary to address the result(s) of such Force Majeure, based on Good Utility Practices; provided, however, that adjustments to the Project Schedule shall not necessarily be equal to the number of days of the suspension. The [***] Date shall not be adjusted due to Force Majeure.
ARTICLE 12
STEERING COMMITTEE
     12.1 Formation. Within fifteen (15) days after execution of this Agreement, each Party shall designate one or more representatives (one of whom must be the president of such Party) to serve on a committee (the “Steering Committee”) to oversee execution of the Work and performance under this Agreement.
     12.2 Availability. Each Party shall make its Steering Committee members available to the other Party’s Steering Committee members at any reasonable time to address matters relating to the Work or this Agreement or to direct communications to its corporate management.
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     12.3 Informed Status. Contractor shall keep the members of the Steering Committee reasonably apprised of the progress of the Work and of significant or anticipated problems related to the Work.
ARTICLE 13
COMPLETION
     13.1 Substantial Completion. Contractor shall notify Owner in writing when Contractor believes it has achieved Substantial Completion. No later than thirty (30) days after Owner’s receipt of such notice, Owner shall deliver to Contractor either: (a) a Notice of Substantial Completion; or (b) written notice that Contractor has not achieved Substantial Completion, which notice shall set forth in reasonable detail the basis of Owner’s determination. In the event that Owner notifies Contractor that Substantial Completion has not been achieved, Contractor shall diligently continue performing the Work until Substantial Completion is achieved.
     13.2 Punch List.
     13.2.1 The notice delivered by Contractor pursuant to Section 13.1 shall include a list of all minor elements of the Work that remain to be completed but that do not affect operation of the Facilities (which elements may not include items that may affect the safety, performance or reliability of the Facilities) and a proposed schedule for the completion of such remaining Work. After Owner’s review of such list, the Parties shall confer in good faith and attempt to agree upon a detailed list of all elements of the Work that remain to be completed and the schedule for completing such Work (once agreed to or issued by Owner, the “Punch List”). If the Parties are unable to agree to a Punch List within sixty (60) days after the Substantial Completion Date, Owner shall issue the Punch List to Contractor.
     13.2.2 Contractor shall diligently proceed to complete all Work on the Punch List in accordance with the proposed schedule set forth therein. Owner shall provide Contractor with reasonable access to the Facilities and Project Real Property to perform Work specified on the Punch List, but shall be entitled to schedule such Work in a manner so as to minimize any adverse impact on the operation of the Facilities. If Contractor does not complete any Work on the Punch List within the time limits set forth in the Punch List, Owner may complete (or cause the completion of) such Work at Contractor’s sole cost and expense. Any costs incurred by Owner in connection with the performance of Work on the Punch List may, at Owner’s option: (a) if Contractor has posted a Retention Letter of Credit, be drawn from the Retention Letter of Credit; (b) if Contractor has not posted a Retention Letter of Credit, be deducted from any amounts due to Contractor under this Agreement; or (c) if the Retention Letter of Credit or funds withheld as Retention, as applicable, are inadequate to cover such cost and expense, be paid or reimbursed by Contractor within fifteen (15) days following Owner’s demand therefor.
     13.3 Final Completion. Contractor shall notify Owner in writing when Contractor believes it has achieved Final Completion. No later than fourteen (14) days after Owner’s receipt of such notice, Owner shall deliver to Contractor either: (a) a Notice of Final Completion; or (b) written notice that Contractor has not achieved Final Completion, which notice shall set forth in
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reasonable detail the basis of Owner’s determination. In the event that Owner notifies Contractor that Final Completion has not been achieved, Contractor shall diligently continue performing the Work until Final Completion is achieved.
     13.4 [***].
     13.4.1 In the event Contractor achieves Substantial Completion by the [***] Date, Owner shall pay Contractor [***] which shall be equal to the sum of: (a) the [***]; plus (b) the [***]. Such [***] shall be due and payable [***] after Final Completion or, if any [***] is owed as part of the [***], [***] days after receipt of detailed accounting of all Reimbursable Costs.
     13.4.2 If: (a) Owner applies to the FERC for authority pursuant to 16 U.S.C. § 824p to construct any portion of the Facilities (such Facilities, the “Delayed Facilities”) and Contractor achieves Substantial Completion with respect to all Facilities other than the Delayed Facilities by the [***] Date, then the [***] Date shall be extended with respect to the Delayed Facilities to the extent reasonably necessary to account for any delay occasioned by the FERC approval process; or (b) the Facilities are capable of being energized on [***], Contractor has made a timely request to PJM to permit an outage to allow the Facilities to be energized and PJM is unable or unwilling to permit the Facilities to be energized on or before [***], the [***] Date shall be extended until such time as PJM permits the Facilities to be energized. The [***] Date shall not be extended for any reason other than as provided in Section 11.3 and this Section 13.4.2.
     13.4.3 If: (a) the [***] Date is not extended pursuant to Section 13.4.2; (b) PJM takes formal and final action to extend the deadline for completion of the Project beyond the [***] Date (such extended deadline, the “PJM Extended Deadline”); and (c) Contractor achieves Substantial Completion after the [***] Date but no later than the PJM Extended Deadline, Owner shall pay Contractor the PJM Extended Deadline [***], if applicable; provided, however, that in no event shall Owner be obligated to pay Contractor any PJM Extended Deadline [***] if the Substantial Completion Date is [***] the [***] Date.
ARTICLE 14
SECURITY FOR PERFORMANCE
     14.1 Performance Bond. Upon Owner’s request, Contractor shall cause each Subcontractor performing Construction Services expected, in the reasonable judgment of Owner, to cost more than [***] to post a performance bond with respect to such Work. In the event Contractor directly provides craft labor Construction Services expected, in the reasonable judgment of Owner, to cost [***] Contractor shall post a performance bond with respect to such Work. Any performance bond required to be posted pursuant to this Section 14.1 shall: (a) be in favor of Owner and Lenders; (b) be in an amount equal to the anticipated cost of the Work; and (c) be issued by an issuer and otherwise be in form and substance reasonably acceptable to Owner.
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ARTICLE 15
CONTRACTOR WARRANTIES
     15.1 Scope of Warranties. Contractor warrants to Owner that:
(a)	the Facilities shall conform to the Authorized Design;

(b)	the Authorized Design shall be free from defects and shall be in accordance with Good Utility Practices;

(c)	the Facilities and the Work shall comply with Applicable Laws in effect on the Substantial Completion Date;

(d)	the Work shall be performed in a competent, diligent, workmanlike manner in accordance with Good Utility Practices and Applicable Laws;

(e)	all Work shall be free from defects in workmanship and materials;

(f)	when energized, the Facilities shall be capable of safe and reliable operation;

(g)	all Contractor Procured Materials shall be new, unused and of good quality; and

(h)	title to all materials and equipment comprising the Facilities and the Work (other than Owner Procured Materials) shall pass to Owner free and clear of all liens and encumbrances in accordance with Section 22.2.
     15.2 Duration of Warranties. Contractor’s warranties set forth in Section 15.1 shall apply to all Work until twelve (12) months after the Substantial Completion Date; provided, however, that such warranties shall continue to apply to any repairs or replacements undertaken pursuant to Contractor’s warranties until twelve (12) months after such repair or replacement or twenty-four (24) months from the Substantial Completion Date, whichever occurs first (such periods, in the aggregate, being referred to herein as the “Warranty Period”). The expiration of the Warranty Period shall not affect any Subcontractor warranties which have been assigned to Owner.
     15.3 Warranty Obligations.
     15.3.1 Promptly upon receipt of written notice of any failure or defect covered by any of the warranties set forth in Section 15.1, Contractor shall, at its own cost and expense, promptly commence appropriate action and diligently continue repair, replacement or re-performance of the Work as applicable; provided, however, that in the event of a failure or defect which results in a shutdown of all or any portion of the Facilities, Contractor shall immediately commence and shall exercise best efforts (including authorization of overtime work) to complete any repair, replacement or re-performance necessary for the Facilities to resume normal operation. Contractor shall
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provide at the Work Site, at no additional cost to Owner, technical advisory and support service personnel reasonably necessary during performance of any warranty repairs, replacements or re-performance promptly after receipt of notice of any warranty Claims. Contractor shall perform all warranty obligations in cooperation with Owner and in a manner that reasonably minimizes the duration of any Facilities being taken out of service.
     15.3.2 If, after notification of any warranty Claim pursuant to the warranties set forth in Section 15.1, Contractor fails to commence, continue or complete any repairs, replacements or re-performance in the manner required hereunder, Owner may perform or cause one or more Replacement Contractors to perform such Work, and Contractor shall be liable for, and shall promptly upon receipt of an invoice reimburse Owner for, all costs, charges and expenses incurred by Owner in connection with such Work. Performance of any Work by Owner or a Replacement Contractor shall not relieve Contractor of any obligation under this Agreement.
     15.4 Exclusions. Notwithstanding anything to the contrary in this Agreement, Contractor’s warranties do not extend or apply to: (a) Owner Procured Materials (except with respect to Work performed on such Owner Procured Materials); or (b) damage, deterioration or failure resulting from (i) normal wear and tear, (ii) failure of Owner to store, operate or maintain the warranted item in accordance with written operation and maintenance manuals provided by Contractor to Owner, or (iii) modifications made by Owner. The warranties set forth in this Agreement are exclusive and in lieu of all other warranties, whether written, oral, implied or statutory. NO IMPLIED STATUTORY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE SHALL APPLY. Contractor does not warrant under this Agreement any product, material or services that Owner has furnished or purchased (including Owner Procured Materials). Any oral or written representation, warranty, course of dealing or trade usage not contained herein will not be binding on any Party.
ARTICLE 16
CHANGE ORDERS
     16.1 Change in Scope. Owner shall have the right to revise the scope of Work pursuant to a Change Order. No Change Order shall be required other than: (a) to modify the scope of the Work or the scope of Services; or (b) as expressly provided for in this Agreement to adjust the Target Cost. A Change Order revising the scope of Work shall include an equitable adjustment of the Target Cost and Project Schedule. A Change Order revising the Management Fee shall include an amended Management Fee Payment Schedule to account for such revisions to the Management Fee.
     16.2 Equitable Adjustments to Schedule. To the extent any Change Order has a material affect on Contractor’s ability to achieve the [***] Date, such Change Order shall include an equitable adjustment to the [***] Date; provided however, that such adjustment shall not necessarily be equal to the number of days required to perform the changed Work. Notwithstanding anything to the contrary set forth herein, Contractor shall not be entitled to a Change Order to address delays or cost increases resulting from Contractor’s failure to perform in accordance with the terms of this Agreement.
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     16.3 Preparation of Change Orders. Upon Owner’s request, Contractor shall prepare proposed Change Orders. Any such proposed Change Order shall become effective only if and when approved in writing by Owner.
ARTICLE 17
FORCE MAJEURE
     17.1 Excused Performance. A Party shall not be in default of its obligations hereunder to the extent its delay in performance results from an event of Force Majeure, provided that the Party affected by the Force Majeure uses all commercially reasonable efforts to: (a) proceed with its obligations under this Agreement to the extent that it is not prevented from doing so by the event of Force Majeure; (b) remove or relieve any event of Force Majeure or its consequences and minimize the effects of the delay caused thereby; and (c) resume performance as soon as practicable after the event of Force Majeure. The occurrence of an event of Force Majeure shall not relieve the affected Party of its obligations to mitigate the effects thereof.
     17.2 Notification. A Party affected by an event of Force Majeure shall provide written notice thereof to the other Party promptly upon the occurrence of the Force Majeure event, and in no event later than ten (10) days after the occurrence thereof. Such notice shall describe in reasonable detail the Force Majeure event, the damages suffered, the activities which are being and will be undertaken to mitigate the effects of such event, and the length of delay anticipated to result from such event. In addition, the affected Party shall timely provide the other Party with written supplemental notices periodically during the period that the event of Force Majeure continues detailing any changes, development, progress or other relevant information of which the affected Party is aware. When the affected Party is able to resume performance of its obligations under this Agreement, it shall give the other Party written notice to that effect.
ARTICLE 18
INDEMNIFICATION
     18.1 General Indemnity.
     18.1.1 To the fullest extent permitted by Applicable Laws, Contractor shall indemnify, save harmless and defend Owner, Owner Nominees and their respective employees, agents, directors and officers (collectively, the “Owner Indemnitees”) from all Claims, including reasonable attorneys’ fees, growing out of personal injury, death or damage to property (including Owner’s property, but excluding any of Owner’s property not covered by Contractor’s Builders Risk Insurance) arising out of, or in any way connected with, Contractor’s, any Subcontractor’s or any of their respective employees’, agents’ and representatives’ performance or nonperformance hereunder (negligent or otherwise) suffered or claimed to have been suffered by any Person (including Owner Indemnitees and anyone directly or indirectly employed by Contractor or any Subcontractor), except to the extent caused by the negligence of any Owner Indemnitee. Contractor’s obligations to each Owner Indemnitee for Claims related to or brought by anyone directly or indirectly employed by Owner or any Direct Suppliers shall not be limited in any way by any provision of any workers’ compensation act, disability benefits act or other employee benefit act, and Contractor hereby waives immunity under such acts
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to the extent such acts would bar recovery under, or full enforcement of, Contractor’s obligations hereunder.
     18.1.2 To the fullest extent permitted by Applicable Laws, Owner shall indemnify, save harmless and defend Contractor and its employees, agents, directors, officers and representatives (collectively, the “Contractor Indemnitees”) from all Claims, including reasonable attorneys’ fees, growing out of personal injury, death or damage to Contractor’s property to the extent caused by Owner, its subcontractors at any level or any of their respective employees or agents, except to the extent such injury, death or damage is caused by Owner, its subcontractors at any level or their respective employees or agents acting at the direction of Contractor or any of its Subcontractors.
     18.2 Environmental Indemnities.
     18.2.1 To the fullest extent permitted by Applicable Laws, Contractor shall indemnify, save harmless and defend Owner Indemnitees from all Claims, including reasonable attorneys’ fees, to the extent arising from: (a) any release or disposal of (or arranging for the disposal of) Hazardous Substances by Contractor or any Subcontractor; (b) the existence, use, release, transportation or disposal of any Hazardous Substance that has been brought onto the Work Site by Contractor, any Contractor Personnel, any Subcontractor, any employees of any such Subcontractor or any Person acting on behalf of, or under the direction or supervision of any such Person; (c) Contractor’s failure to timely notify Owner of the presence of any Hazardous Substance on the Work Site; (d) Contractor’s failure to remove or properly dispose of any Hazardous Substance brought onto the Work Site, or generated, by Contractor, any Contractor Personnel, any Subcontractor, any employees of any such Subcontractor or any Person acting on behalf of, or under the direction or supervision of any such Person; or (e) the failure of Contractor, any Contractor Personnel, any Subcontractor, any employees of any such Subcontractor or any Person acting on behalf of, or under the direction or supervision of any such Person to comply with any Environmental Law.
     18.2.2 To the fullest extent permitted by Applicable Laws, Owner shall indemnify, save harmless and defend Contractor Indemnitees from all Claims, including reasonable attorneys’ fees, to the extent arising from the existence of Hazardous Substances at, on or under the Work Site prior to Contractor’s commencement of Work on such Work Site except to the extent caused by the negligence of any Contractor Indemnitee.
     18.3 Intellectual Property Indemnity. To the fullest extent permitted by Applicable Laws, Contractor shall indemnify, save harmless and defend Owner Indemnitees from any Claims, including reasonable attorneys’ fees, to the extent arising from an infringement of patent, trade secret, copyright or other intellectual property rights provided by Contractor in connection with the Work; provided, however, that Contractor shall not be liable for any such Claim to the extent arising out of: (a) the use of such intellectual property rights in combination with devices or products not supplied by Contractor or any of its Subcontractors; or (b) the use of such intellectual property rights in an application or environment other than as intended by Contractor. Should any such Claim materially impair Contractor’s performance of the Work or continued operations of the
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Facilities, Contractor shall, at its own cost and expense, timely procure the right to continue its performance of the Work and/or the operation of the Facilities. If any Claim described in this Section 18.3 is held to constitute an infringement of any intellectual property rights and use of any equipment or process included in the Work is enjoined, Contractor shall, at its own cost and expense: (a) procure for Owner the right to continue to use the infringing equipment or process; (b) replace such equipment or process with non-infringing equipment or process of equal utility and efficiency; or (c) modify such equipment or process so that it becomes non-infringing without affecting its utility or efficiency; provided, however, that Contractor may only elect the action described in clause (b) or (c) if Contractor and Owner agree upon a schedule for such action which will allow Contractor to complete such action within a reasonable period of time without unreasonably interfering with the operation of the Facilities.
     18.4 Indemnity Against Prohibited Liens. To the fullest extent permitted by Applicable Laws, Contractor shall indemnify, save harmless and defend Owner Indemnitees from any and all Prohibited Liens.
     18.5 Defense of Indemnified Claims.
     18.5.1 Within a reasonable time after receipt by any Indemnitee of any Claim as to which the indemnity provided for in Section 18.1, 18.2, 18.3 or 18.4 may apply, such Indemnitee shall notify the indemnifying Party in writing of such fact; provided, however, that delay in notifying the indemnifying Party shall not relieve such Party of its indemnification obligations except to the extent that it is materially prejudiced by such delay.
     18.5.2 The indemnifying Party shall diligently, competently and in good faith control and conduct the defense, with counsel reasonably satisfactory to the Indemnitee, of any Claim as to which the indemnity provided for in Section 18.1, 18.2, 18.3 or 18.4 applies; provided, however, that the indemnifying Party may not settle or compromise any such Claim without the Indemnitee’s consent unless the terms of such settlement or compromise unconditionally release the Indemnitee(s) from any and all liability with respect thereto and do not impose any obligations on any Indemnitee.
     18.5.3 An Indemnitee shall have the right, at its option (but not the obligation), to be represented by advisory counsel of its own selection and at its own expense and to monitor the progress and handling of an indemnified Claim. An Indemnitee shall also have the right, at its option (but not the obligation), to assume the defense of any such Claim with counsel of its own choosing at its sole cost and expense; provided, however, that an Indemnitee shall have the right to assume the defense of, and to settle or compromise, any such indemnified Claim at the indemnifying Party’s expense if: (a) the indemnifying Party fails to acknowledge, in writing, its responsibility to assume the defense of such Claim; (b) the indemnifying Party fails to diligently, competently and in good faith control and conduct the defense of such Claim with counsel reasonably satisfactory to the Indemnitee; (c) there is an apparent conflict of interest between the indemnifying Party and the Indemnitee with respect to such Claim; or (d) such Indemnitee shall have reasonably concluded that there are legal defenses available to it which are different from, additional to or inconsistent with those available to the indemnifying Party.
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     18.5.4 The indemnifying Party’s obligations to indemnify, defend and hold each Indemnitee harmless shall not be reduced or limited by reason of any limitation on the amount or type of damages, compensation or benefits payable by or for the indemnifying Party or any of its subcontractors under workers’ compensation acts, disability benefit acts or other employee benefit acts.
ARTICLE 19
TAXES AND DUTIES
     19.1 Cooperation. Contractor shall develop procedures to, and shall, minimize the taxes, fees and assessments imposed on: (a) Contactor, Subcontractors and any employees of either to the extent Owner is responsible for payment thereof as a Reimbursable Cost; and (b) Owner, including with respect to the sale, manufacture, purchase, import or export of Services or Project Materials under this Agreement. Contractor shall advise Owner on a timely basis of any actions or filings required to be made or taken by Owner to minimize taxes, fees or assessments that would otherwise be imposed on Owner in connection with the Project or the performance of the Work, including providing exemption certificates and other documentation that may need to be completed or filed.
     19.2 Payment Obligations. Contractor shall pay or cause to be paid when due, all taxes, fees and assessments imposed on Contractor and Subcontractor in connection with the performance of the Work, including: (a) sales, gross receipts, business and occupation, excise, employment, consumption, use, income, profit, franchise and personal property taxes; (b) taxes and contributions for unemployment compensation insurance, old age benefits, welfare funds, pensions and annuities, and disability insurance; (c) registration fees; and (d) license fees, taxes and duties on services, construction tools, equipment and materials (other than Owner Procured Materials) imported or exported by Contractor or any Subcontractor. Contractor shall promptly notify Owner of all notices and other communications of which it is aware pertaining to: (i) nonpayment or payment under protest of; (ii) any claim for immunity or exemption from; or (iii) any claim for refund of, or credit against, any taxes, fees, assessments and duties imposed in connection with the Work.
     19.3 Assignment of Rights. Contractor shall assign and transfer to Owner all of its right, title and interest in and to any and all refunds of sales and use taxes received as a result of a claim for or entitlement to refund for materials, supplies or equipment purchased in connection with this Agreement.
ARTICLE 20
SUSPENSION; TERMINATION
     20.1 Suspension of Work.
     20.1.1 Owner may, for any reason, suspend all or any part of the Work by giving notice to Contractor specifying the part of the Work to be suspended and the effective date of such suspension. Upon receipt of such notice, Contractor shall suspend the carrying out of the Work or any part thereof for such time or times and in such manner
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as Owner may require but shall continue to perform any part of the Work not suspended, if applicable.
     20.1.2 During any suspension of any portion of the Work, Contractor shall properly protect and secure the Work (including care, custody and control of Project Materials) in accordance with Good Utility Practices and otherwise as directed by Owner. Unless otherwise directed by Owner, Contractor shall, during any such suspension, maintain staff, labor and equipment on or near the Work Site ready to proceed with the Work upon receipt of Owner’s further instructions.
     20.1.3 Owner may at any time following a suspension ordered under Section 18.1.1 give Contractor notice to proceed with the Work previously suspended and upon receipt of any such notice to proceed, Contractor shall proceed with the Work previously suspended.
     20.1.4 During any suspension of Work, Owner shall continue to pay Reimbursable Costs in respect of staff, labor and equipment being maintained on or near the Work Site and any non-suspended Work in accordance with the terms of this Agreement.
     20.2 Termination for Convenience.
     20.2.1 Owner may terminate this Agreement at any time, for any reason or no reason, by giving notice of termination to Contractor specifying the effective date of such termination.
     20.2.2 Owner shall have the option of having materials and equipment delivered to the Work Site or, at Owner’s expense, to such other place as Owner shall direct.
     20.2.3 Upon termination for convenience of this Agreement by Owner pursuant to Section 20.2.1, Owner shall, as its exclusive liability to Contractor, pay Contractor: (a) all Reimbursable Costs incurred through the date of termination plus any additional Reimbursable Costs authorized by Owner to be incurred by Contractor to perform its obligations under Section 21.6.1; (b) the share of any unpaid Management Fees fairly allocated to the portion of Work performed by Contractor; (c) reasonable demobilization costs incurred by Contractor and Subcontractors; and (d) expenses incurred to terminate Subcontracts. Any amounts owed by Owner pursuant to this Section 20.2.3 shall be due to Contractor thirty (30) days after the later of: (i) Owner’s receipt of a substantiated, itemized invoice; or (ii) satisfaction of Contractor’s obligations under Section 21.6.1.
ARTICLE 21
DEFAULT; REMEDIES
     21.1 Default by Contractor. Each of the following circumstances or events shall constitute a default by Contractor (each, a “Contractor Default”):
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(a)	a proceeding is instituted against Contractor seeking to adjudicate Contractor as bankrupt or insolvent and such proceeding is not dismissed within sixty (60) days of filing, Contractor makes a general assignment for the benefit of its creditors, a receiver is appointed on account of the insolvency of Contractor, Contractor files a petition seeking to take advantage of any other Applicable Laws relating to bankruptcy, insolvency, reorganization, winding up or composition or readjustment of debts, or Contractor is unable to pay its debts when due or as they mature;

(b)	any representation or warranty of Contractor made pursuant to this Agreement shall have been incorrect as of the date made and shall remain incorrect for a period of thirty (30) days after notice thereof;

(c)	Contractor abandons the Work and such abandonment is not cured within seven (7) Business Days after notice thereof;

(d)	Contractor fails to make prompt payment of any amount due to any Subcontractor or otherwise repudiates or is in breach with respect to any of its obligations to any Subcontractor which failure, repudiation or breach (i) could have a material adverse effect on the ability of Contractor to perform its obligations under this Agreement and (ii) continues for a period of fifteen (15) days after notice thereof from Owner;

(e)	Contractor fails to correct any defective Work in accordance with Article 15;

(f)	Contractor fails to perform any other material obligation under this Agreement and such failure continues for thirty (30) days after notice thereof by Owner or, if such failure cannot be cured in such thirty (30) day period with the exercise of all commercially reasonable efforts, such longer period as shall be reasonably necessary to cure such failure, not to exceed ninety (90) days, so long as Contractor diligently continues without interruption all commercially reasonable efforts to cure such failure;

(g)	Contractor attempts to make an assignment of this Agreement in violation of the terms hereof; and

(h)	Contractor fails to achieve any Material Milestone for a period of one hundred eighty (180) days after the date designated in the Project Schedule for the achievement of such Material Milestone.
     21.2 Remedies for Contractor Default. If a Contractor Default occurs, Owner may exercise any remedy available at law or in equity, including termination of this Agreement; provided, however, that to the extent this Agreement explicitly specifies that a remedy is exclusive, Owner shall be limited to the exercise of that remedy. Without limiting other remedies to which Owner may be entitled hereunder, Owner may, whether or not this Agreement is terminated, retain a Replacement Contractor to perform the Work by whatever method that Owner
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and such Replacement Contractor may deem expedient. Owner may make such expenditures as in Owner’s sole judgment will best accomplish the timely completion of the Work; provided, however, that Owner shall not be required or expected to terminate, repudiate or renegotiate any agreement entered into among Contractor and any Subcontractor.
     21.3 Default by Owner. Each of the following circumstances or events shall constitute a default by Owner (“Owner Default”):
(a)	any representation or warranty of Owner made pursuant to this Agreement shall have been incorrect as of the date made and shall remain incorrect for a period of thirty (30) days after notice thereof;

(b)	Owner fails to pay any undisputed amount owed to Contractor pursuant to this Agreement for a period of forty-five (45) days after the date such payment is due;

(c)	Owner fails to perform any material non-payment obligation under this Agreement and such failure continues for thirty (30) days after notice thereof by Contractor or, if such failure cannot be cured in such thirty (30) day period with the exercise of all commercially reasonable efforts, such longer period as shall be reasonably necessary to cure such failure so long as Owner diligently continues without interruption all commercially reasonable efforts to cure such failure; and

(d)	a proceeding is instituted against Owner seeking to adjudicate Owner as bankrupt or insolvent and such proceeding is not dismissed within sixty (60) days of filing, Owner makes a general assignment for the benefit of its creditors, a receiver is appointed on account of the insolvency of Owner, Owner files a petition seeking to take advantage of any other Applicable Laws relating to bankruptcy, insolvency, reorganization, winding up or composition or readjustment of debts, or Owner is unable to pay its debts when due or as they mature.
     21.4 Remedies for Owner Default. If an Owner Default occurs, Contractor may exercise any remedy available pursuant to this Agreement or at law or in equity, including termination of this Agreement; provided, however, that to the extent this Agreement explicitly specifies that a remedy is exclusive, Contractor shall be limited to the exercise of that remedy; and provided further, that prior to terminating this Agreement based on an Owner Default, Contractor shall deliver written notice of intent to terminate to Lenders and afford Lenders cure rights as may be provided in the consent to assignment to be executed by Contractor and Lenders.
     21.5 Right to Suspend Performance. If Owner fails to pay any undisputed amount owed to Contractor pursuant to this Agreement for a period of ten (10) days after notice of such non-payment from Contractor, Contractor shall have the right to suspend its performance of the Work until such undisputed amount is paid.
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     21.6 Effect of Termination.
     21.6.1 Upon termination of this Agreement for any reason, including a termination for convenience pursuant to Section 20.2.1, Contractor shall:
(a)	execute no further Subcontracts and place no further orders with any Subcontractor(s);

(b)	exercise all commercially reasonable efforts to procure cancellations of all Subcontracts on terms satisfactory to Owner, except to the extent Owner requests that any Subcontract(s) be assigned to Owner, an Owner Nominee or the Replacement Contractor, in which case Contractor shall assign such Subcontract(s) to Owner, such Owner Nominee or such Replacement Contractor as may be directed by Owner;

(c)	execute only that portion of the Work as may be necessary to preserve and protect Work already in progress and to protect equipment and materials at the Work Site or in transit thereto;

(d)	deliver or cause to be delivered all uninstalled equipment and materials at the Work Site or such other locations as shall be directed by Owner;

(e)	if requested by Owner, provide Owner, an Owner Nominee and/or any Replacement Contractor with the right to continue to use any and all intellectual property reasonably necessary for the completion of the Work which Contractor has the right to use (subject only to the same restrictions and costs as may apply to Contractor);

(f)	assist Owner in preparing an inventory of all equipment and materials in use or in storage;

(g)	remove from the Work Site all rubbish and other materials as Owner may request; and

(h)	deliver to Owner all design and other information related to the Project as may be requested by Owner.
     21.6.2 In the event the Agreement is terminated, Owner shall pay Contractor Reimbursable Costs authorized by Owner to be incurred by Contractor to perform its obligations under Section 21.6.1; provided, however, that Owner shall not be obligated to compensate Contractor in respect of Work not performed.
     21.6.3 In the event of a termination by Owner based on a Contractor Default, any payments owed to Contractor shall be reduced by: (a) amounts recoverable by Contractor pursuant to Subcontracts, insurance policies, rebates, tax refunds and other recoveries in connection with the performance of the Work; and (b) damages suffered by Owner as a result of such Contractor Default including amounts owed by Contractor
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pursuant to its indemnity and warranty obligations hereunder. Owner’s rights under this Section 21.6.3 are in addition to (but not duplicative of) any other rights and remedies available to Owner.
ARTICLE 22
TITLE AND RISK OF LOSS
     22.1 Owner Procured Materials. Title to Owner Procured Materials and parts of the Work supplied by Owner shall remain with Owner at all times.
     22.2 Contractor Procured Materials. Title to Contractor Procured Materials and Work performed by Contractor shall pass to Owner upon the earliest of: (a) the occurrence of any event by which, under any Applicable Laws, title passes from any Person providing such Contractor Procured Materials or Work; (b) the date of payment therefor by Owner (or the date of exercise of Owner’s right of offset with respect to payment therefor), notwithstanding any retention by Owner in accordance with the terms of this Agreement; (c) with respect to Contractor Procured Materials, the date Contractor Procured Materials are delivered to the Work Site or incorporated into the Work or the Facilities; (d) the Substantial Completion Date; or (e) the date this Agreement is terminated in accordance with its terms.
     22.3 Care, Custody and Control. Notwithstanding the passage of title from Contractor to Owner or the retention of title by Owner, Contractor shall have care, custody and control of all equipment, materials and supplies utilized in the Project, including Owner Procured Materials after delivery thereof to Owner, until the Substantial Completion Date. Notwithstanding the foregoing, Owner shall have the right to request in writing that Contractor convey, and upon such written request Contractor shall convey, care, custody and/or control of any or all such equipment, materials or supplies to Owner or any Owner Nominee prior to the Substantial Completion Date.
     22.4 Risk of Loss. With respect to the Facilities and the Work: (a) Contractor shall bear the risk of loss on all equipment, materials, supplies and Work that are covered against, or are required to be covered against, property or casualty loss by Contractor’s Builders Risk Insurance, up to the applicable policy limits in such Builders Risk Insurance; and (b) Owner shall bear all other risk of loss with respect to such equipment, materials, supplies and Work.
ARTICLE 23
REPRESENTATIONS AND WARRANTIES
     23.1 Contractor’s Representations and Warranties. Contractor hereby represents and warrants to Owner as of the date hereof that:
(a)	no Permit or other action by, and no notice to, or filing with, any Governmental Authority which has not been obtained, taken or made is required to be obtained, taken or made by or on behalf of Contractor in connection with the execution, delivery and performance of this Agreement;
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(b)	it is a corporation, duly organized, validly existing and in good standing under the laws of the state of its organization;

(c)	it has taken all necessary action to authorize the execution, delivery and performance of this Agreement, which action has not been superseded or modified;

(d)	this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent such enforceability may be affected by: (i) insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights and remedies generally; and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law);

(e)	the execution, delivery and performance of this Agreement do not violate: (i) its charter, bylaws or any resolution of its board of directors or other committee charged with the governance of its affairs; (ii) any contract, agreement, arrangement, understanding or commitment to which it is a party or by which it or any of its assets or properties is bound; or (iii) any law, rule, regulation, order, writ, judgment, injunction, decree or determination affecting it or any of its properties;

(f)	it: (i) is regularly paying its debts as they become due; (ii) has not filed any petition for relief under the bankruptcy laws of the United States; (iii) has not made and is not making a general assignment for the benefit of creditors; and (iv) has not initiated nor been the subject of any proceeding seeking to have a receiver or trustee appointed to liquidate or manage its affairs;

(g)	no litigation is pending or, to its knowledge, threatened which seeks to restrain it from performing its obligations hereunder or the adverse outcome of which would materially affect its business or its ability to perform its obligations hereunder; and

(h)	it has not received non-public information regarding the Project, including information designed to influence the award of this Agreement or to corrupt the bidding process with respect to the award hereof other than information provided directly by Owner.
     23.2 Owner’s Representations and Warranties. Owner hereby represents and warrants to Contractor, as of the date hereof, that:
(a)	it is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and the State of Maryland;
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(b)	it has taken all necessary action to authorize the execution, delivery and performance of this Agreement, which action has not been superseded or modified;

(c)	this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent such enforceability may be affected by: (i) insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights and remedies generally; and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law);

(d)	the execution, delivery and performance of this Agreement do not violate: (i) its charter, bylaws or any resolution of its board of directors or other committee charged with the governance of its affairs; (ii) any contract, agreement, arrangement, understanding or commitment to which it is a party or by which it or any of its assets or properties is bound; or (iii) any law, rule, regulation, order, writ, judgment, injunction, decree or determination affecting it or any of its properties;

(e)	it: (i) is regularly paying its debts as they become due; (ii) has not filed any petition for relief under the bankruptcy laws of the United States; (iii) has not made and is not making a general assignment for the benefit of creditors; and (iv) has not initiated nor been the subject of any proceeding seeking to have a receiver or trustee appointed to liquidate or manage its affairs; and

(f)	no litigation is pending or, to its knowledge, threatened which seeks to restrain it from performing its obligations hereunder or the adverse outcome of which would materially affect its business or its ability to perform its obligations hereunder.
ARTICLE 24
LIMITATION OF LIABILITY
     24.1 Aggregate Limit of Liability.
     24.1.1 Subject to the exclusions set forth in Section 24.1.2, Contractor’s aggregate liability to Owner in connection with Work performed or not performed with respect to any Phase, whether in contract, warranty, tort, negligence, strict liability or otherwise, shall not exceed the total cost of the Work associated with such Phase (including the portion of the Management Fee paid with respect to such Phase and a pro-rata portion of the [***]).
     24.1.2 The limitation set forth in Section 24.1.1: (a) shall be in excess of any recoveries under Contractor Required Insurance; (b) shall not apply to the extent of liability based on Contractor’s indemnity obligations hereunder, or Contractor’s gross
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negligence, fraud or willful misconduct; and (c) shall not apply to the extent of any liability based on Contractor’s breach of its warranty set forth in Section 15.1(h).
     24.2 Exclusion of Consequential Damages. NOTWITHSTANDING ANY PROVISIONS IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY, SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, CONSEQUENTIAL OR EXEMPLARY DAMAGES OF ANY KIND OR NATURE WHATSOEVER, OR DAMAGES ARISING FROM OR IN CONNECTION WITH SUCH OTHER PARTY’S LOSS OF ACTUAL OR ANTICIPATED PROFITS OR REVENUES, IN EACH CASE ARISING OUT OF, IN CONNECTION WITH OR RESULTING FROM THIS AGREEMENT, REGARDLESS OF WHETHER ANY CLAIM FOR SUCH LOSSES OR DAMAGES IS BASED ON CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE.
ARTICLE 25
DISPUTE RESOLUTION
     25.1 Informal Dispute Resolution. Within five (5) Business Days after receipt by either Party of a written notice describing a dispute between the Parties arising under or in connection with this Agreement or the Project, the Project Manager and Owner Representative shall meet, confer and attempt in good faith to resolve such dispute.
     25.2 Steering Committee. If a dispute is not resolved by the Project Manager and Owner Representative within ten (10) Business Days after the first meeting conducted pursuant to Section 25.1, each Party shall be obligated, by written notice to the other Party, to refer such dispute to the Steering Committee. Within five (5) Business Days after such referral, the Steering Committee shall meet, confer and attempt to resolve such dispute.
     25.3 Written Decisions. The terms of any resolution of a dispute by the Project Manager and Owner Representative or by the Steering Committee shall be memorialized in writing and signed by each Party.
     25.4 Litigation. If a dispute is not resolved within ten (10) Business Days after the first meeting conducted pursuant to Section 25.2, either Party may initiate litigation to resolve such dispute. Any communications between the Parties in connection with the process described in Sections 25.1 and 25.2 may not be introduced by either Party in any such litigation.
     25.5 Continued Performance. The Parties shall continue to perform under this Agreement during the pendency of any dispute hereunder.
ARTICLE 26
INTELLECTUAL PROPERTY
     26.1 Proprietary Information. All drawings, designs, specifications, databases, computer software and other proprietary information created in connection with the Project or pursuant to this Agreement or any Subcontracts (“Proprietary Information”) shall, immediately
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upon the creation thereof, become the property of Owner. Contractor shall procure from each Subcontractor rights to Proprietary Information as provided for in this Section 26.1.
     26.2 Infringement Claims. Should Contractor become aware of any Claim based on infringement, unauthorized use or misappropriation of any intellectual property right used by Contractor or any Subcontractor in connection with or related to the Project or the Work, Contractor shall: (a) promptly upon learning thereof, investigate such Claim; and (b) promptly submit to Owner copies of all documents relating to such Claim and a detailed, written analysis of such Claim, including the course of action recommended by Contractor with respect thereto, which analysis shall be updated by Contractor as reasonably appropriate.
     26.3 Use of Trademarks. Contractor shall not, without the prior written consent of Owner: (a) use the name or any trade name or registered trademark of Owner or any of its Affiliates in any advertising or communications to the public in any format; (b) make publicity releases or announcements regarding this Agreement, the Project or any activities related thereto; or (c) except as required in connection with the performance of the Work, take any photographs, video or other recordings of Owner’s property.
ARTICLE 27
CONFIDENTIAL INFORMATION
     27.1 Protection of Confidential Information.
     27.1.1 Contractor shall hold in confidence and refrain from disclosing all business, technical and other information that is made available by Owner, directly or indirectly, or developed or acquired by Contractor or any Subcontractor in connection with the Project or pursuant to this Agreement, including any such information made available to Contractor prior to the execution of this Agreement (collectively “Confidential Information”); provided, however, that Confidential Information shall not include Unrestricted Information.
     27.1.2 Notwithstanding anything to the contrary set forth herein, all information pertaining to the Work schedule, including the Project Schedule, shall constitute Confidential Information.
     27.2 Permitted Disclosures.
     27.2.1 Contractor shall disclose Confidential Information to Contractor Personnel on a need-to-know basis.
     27.2.2 Contractor may disclose Confidential Information to Subcontractors only to the extent reasonably necessary in connection with their performance under Subcontracts and provided that as a condition to such disclosure such Subcontractors shall execute non-disclosure agreements on materially identical terms to those set forth in Section 27.1.
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     27.2.3 Contractor may disclose Confidential Information to its insurance providers to the extent reasonably necessary to procure Contractor Required Insurance.
     27.2.4 If Contractor receives legal notice to compel disclosure of any Confidential Information, Contractor shall provide Owner with prompt written notice thereof so that Owner may seek a protective order or other appropriate remedy at Owner’s sole cost and expense. If Contractor is legally obligated to disclose any Confidential Information, Contractor shall furnish only that portion of such Confidential Information which it is legally required to produce and Contractor shall cooperate with Owner and its legal counsel to enable Owner to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.
     27.3 Contractor’s Use of Confidential Information. Contractor shall not, without the prior written consent of Owner, use any Confidential Information for any purpose other than the performance of the Work.
     27.4 Survival. This Article 27 shall remain in effect for a period of five (5) years from the later of: (a) the Substantial Completion Date; or (b) the date of termination of this Agreement.
     27.5 Contractor’s Proprietary Information. Owner shall hold in confidence and refrain from disclosing information provided by Contractor relating to salaries, wages, overhead costs and employee benefits of Contractor Personnel in connection with the Project or pursuant to this Agreement; provided, however, that: (a) if Owner receives legal notice to compel disclosure of any such information, Owner shall provide Contractor with prompt written notice thereof so that Contractor may seek a protective order or other appropriate remedy at Contractor’s sole cost and expense; and (b) if Owner is legally obligated to disclose any such information, Owner shall furnish only that portion of such information which it is legally required to produce and Owner shall cooperate with Contractor and its legal counsel to enable Contractor to obtain a protective order or other reliable assurance that confidential treatment will be accorded such information.
     27.6 Contractor Information. Except as expressly provided in this Agreement, Owner shall have no obligation of confidence with respect to any information disclosed to Owner by Contractor or any Subcontractor, and Owner shall be free to use or disclose any or all such other information without accounting to Contractor therefore, regardless of whether Contractor or any Subcontractor places any restrictive notices on any information disclosed hereunder.
ARTICLE 28
MISCELLANEOUS PROVISIONS
     28.1 Governing Law. The validity, interpretation and construction of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its choice of law principles.
     28.2 Notices. Notices delivered pursuant to this Agreement shall be in writing and shall be delivered by hand or sent by facsimile, certified mail or recognized overnight delivery service to Contractor or Owner at the respective Party’s address set forth below:
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Owner:
Trans-Allegheny Interstate Line Company
c/o Allegheny Energy, Inc.
800 Cabin Hill Drive
Greensburg, PA 15601
Attn: James B. Kauffman
fax: 724-830-5692
with a copy to:
Trans-Allegheny Interstate Line Company
c/o Allegheny Energy, Inc.
800 Cabin Hill Drive
Greensburg, PA 15601
Attn: Kathryn L. Patton
fax: 724-838-6797
Contractor:
Kenny Construction Company
250 Northgate Parkway
Wheeling, IL 60090-2684
Attn: John E. Kenny, Jr.
fax: 847-541-8358
with a copy to:
Vedder, Price, Kaufman & Kammholz, P.C.
222 North LaSalle Street, Suite 2600
Chicago, Illinois 60601
Attn: Karen P. Layng, Esq.
fax: 312-609-5005
Notices shall be deemed to have been received upon the date of delivery if hand delivered or delivered by recognized overnight delivery service or on the delivery date shown upon the return receipt of such item, or three (3) Business Days after the date of mailing in the event delivery is refused. Facsimile messages shall be deemed to be delivered by a successful transmission notice generated by the facsimile machine.
     28.3 Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior negotiations, representations or agreements, either oral or written, related to the subject matter hereof. There are no oral or written understandings or terms or conditions with respect to the subject matter hereof other than those expressly set forth in this Agreement.
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     28.4 Severability. If any provision or portion of this Agreement shall be adjudged invalid or unenforceable by a court of competent jurisdiction or by operation of law, that provision or portion of this Agreement shall be deemed omitted and the remaining provisions shall remain in full force and effect.
     28.5 Independent Contractor. Contractor and each Subcontractor shall be an independent contractor for, and not the agent or employee of, Owner. The relationship of employer and employee shall not exist between Owner and any Contractor Personnel. Contractor acknowledges and agrees that no Contractor Personnel shall be eligible to participate in, nor shall they receive, any benefits from any employee benefit plan(s) sponsored by Owner. Neither this Agreement nor the performance of the Work shall create or be construed to create any partnership or joint venture or operation between Owner and Contractor or any Subcontractor.
     28.6 Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party and no permitted assignment shall relieve the assigning Party of its obligations under this Agreement; provided, however, that Owner may assign this Agreement without Contractor’s consent to: (a) any Lenders and their successors, assigns and designees in connection with any financing or refinancing related to the development, construction, operation or maintenance of the Facilities and, if requested by Lenders, Contractor shall execute a consent to the assignment of this Agreement by Owner or Lenders in form and substance reasonably satisfactory to Lenders; and (b) in whole or in part to Allegheny Energy, Inc. or any Affiliate thereof. Any assignment made or purported to be made in violation of this Section 28.6 shall be void ab initio and shall have no legal effect. This Agreement shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the Parties.
     28.7 Amendments. Amendments to the terms of this Agreement (including any Schedule or Exhibit hereto) shall only be effective if made in writing and signed by each of Owner and Contractor.
     28.8 Precedence. In the event of a conflict or inconsistency between terms and conditions contained in Articles 1 through 28 of this Agreement and the terms and conditions set forth in any Exhibits or Schedules hereto, the terms and conditions set forth in Articles 1 through 28 shall take precedence.
     28.9 Remedies Cumulative. The remedies provided for in this Agreement are cumulative and shall be in addition to other remedies available at law or in equity.
     28.10 Sole Benefit. This Agreement and all rights under this Agreement are intended for the sole benefit of the Parties and shall not imply or create any rights on the part of, or obligations to, any other Person except to the extent expressly provided herein.
     28.11 Waiver. No waiver by a Party of a right or default under this Agreement shall be effective unless in writing and signed by such Party. No such waiver shall be deemed a waiver of any subsequent right or default of a similar nature or otherwise.
     28.12 Counterparts. This Agreement may be executed in counterparts which, when signed by each of the Parties, shall constitute one and the same instrument.
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     28.13 Survival. The provisions of Articles 15, 18, 22 and 24 through 27 and Sections 10.9, 21.2, 21.4 and 21.6 shall survive the termination of this Agreement.
     28.14 Small Business Investment Act. Contractor agrees to perform the Work in accordance with a plan agreed to with Owner so that small business concerns and those concerns owned and controlled by socially and economically disadvantaged individuals, as defined in Section 8 of the Small Business Investment Act, 15 U.S.C. § 637, have the opportunity to compete for Subcontracts to the fullest extent consistent with the requirements of this Agreement and to make certifications and periodic reports required b such plan.
     28.15 Announcements. Contractor shall not make or issue any press release or other public announcement or any other disclosure of any kind relating to this Agreement or the transactions contemplated herein (including the existence of this Agreement or the terms and conditions of this Agreement) to any third party without the prior written consent of Owner.
[signature page follows]
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IN WITNESS WHEREOF, the Parties, intending to be legally bound, have duly executed this Agreement in duplicate originals as of the day and year first written above.

TRANS-ALLEGHENY INTERSTATE LINE COMPANY

By:	/s/ David E. Flitman David E. Flitman
President

KENNY CONSTRUCTION COMPANY

By:	/s/ John E. Kenny, Jr. John E. Kenny, Jr.
President
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